AMENDED AND RESTATED OPERATING AGREEMENT

OF

MDA CITY APARTMENTS, LLC

This AMENDED AND RESTATED OPERATING AGREEMENT OF MDA CITY APARTMENTS, LLC (the “Agreement”) is entered into as of December 17, 2012 among BR VG MDA JV Member, LLC, a Delaware limited liability company (hereinafter referred to as “BR Member”), and MDA ASSOCIATES OF ILLINOIS, LLC, an Illinois limited liability company (“Holtzman Member”), formed pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”). BR Member and Holtzman Member are sometimes referred to herein collectively as the Members and individually as a Member. BR Member and Holtzman Member are also sometimes referred to as Co-Managers. Certain capitalized terms used in this Agreement are defined in Section 1.1 below.

RECITALS

A.           The Company was organized pursuant to Articles of Organization filed in accordance with the Act on or prior to October 9, 2003 (together, the “Certificate”), and is governed by that certain Operating Agreement of the Company dated as of December 1, 2003 (the “Original Operating Agreement”).

B.           Immediately prior to the execution of this Agreement, BR Member has made its BR Investment (as further described in section 4.1, below) in the Company’s predecessor, MDA Mezzanine Borrower, LLC, a Delaware limited liability company (”Mezz Borrower”), which was the sole member in the Company. In connection therewith, Mezz Borrower has issued a 56.5% membership interest in Mezz Borrower to BR Member and BR Member has become a Member in the Mezz Borrower.

C.           Mezz Borrower used certain portions of the BR Investment to (i) purchase, on behalf of the Company, the membership interest of Banc of America Historic Capital Assets LLC in MDA Master Tenant, LLC (the remaining interest in which Holtzman Member previously contributed to the Company), (ii) pay off certain mezzanine debt and to pay costs and expenses of Mezz Borrower and/or the Company and (iii) redeem a 38.85% membership interest in Mezz Borrower previously held by 185 N. Wabash, LLC.

D.           Mezz Borrower and the Company were merged (by the filing of a Certificate of Merger with the Delaware Division of Corporations) by reason of which all interests in Mezz Borrower were automatically converted to equivalent interests in the Company, which survived the merger.

E.           The Members desire to amend and restate the Original Operating Agreement to set forth in this Amended and Restated Operating Agreement their entire agreement and understanding with respect to the operation of the Company as a Delaware limited liability company from and after the date hereof.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements and covenants hereinafter contained, the Members hereby covenant and agree that the Original Operating Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions. The following terms shall have the following meanings when used herein:

Affiliate. With respect to any Member (corporate, individual or otherwise, or the respective heirs, trustees, guardians, conservators, custodians, executors or administrators of any of them): any person who is an immediate family member of any Member; any corporate owner or other owner (direct or indirect) of such Member; any pension plan of such Member; any corporation owned, directly or indirectly, by such Member or a managing member in such Member; any limited liability company the members in which are members in such Member and who own, in the aggregate, greater than 25%, directly or indirectly, of the membership interest or are the direct or indirect managers of managing members of such limited liability company. A person owns a corporation, for the purposes of this definition, when the person owns or beneficially owns more than 50% of the outstanding voting shares of the corporation with the full right to vote such stock.

Affiliate Transaction. Any agreement between the Company and a Member or any Affiliate of a Member with respect to or involving the Property.

Agreement. As described in the opening paragraph.

Annual Capital Budget. As described in Section 7.7(j)(ii).

Annual Operating Budget. As described in Section 7.7(j)(i).

Adjusted Augmented Capital Account. As described in Section 10.4(b)(2).

Asset Manager. As described in Section 7.7(c).

Asset Management Agreement. As described in Section 7.7(c).

Augmented Members’ Capital. As described in Section 10.4(b)(1).

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Book Value. The Book Value of any asset of the Company means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except: (i) the initial Book Value of (A) any asset of the Company as of the date of this Agreement shall be determined in accordance with the third sentence of Section 8.9, and (B) any asset contributed by a Member to the Company shall be the gross fair market value of such asset; (ii) subject to the mandatory revaluation set forth below in this definition, the Book Value of all Company assets may be adjusted, as determined by the TMP to be necessary or appropriate to reflect the relative economic interests of the Members, to equal their respective gross fair market values as of the following times: (1) the acquisition from the Company, in exchange for more than a de minimis capital contribution, of an interest in the Company by an additional member or of an additional interest in the Company by an existing Member; (2) the distribution by the Company to a Member of more than a de minimis amount of Company property (including money) as consideration for an interest in the Company; and (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); (iii) if the Book Value of an asset has been determined or adjusted as provided in paragraphs (i) or (ii) above, the Book Value of such asset shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profit or Loss; and (iv) the Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

BR REIT. Bluerock Enhanced Multifamily Trust, Inc.

Capital Account. As described in Section 8.9.

Capital Contributions. Each Member’s deemed contribution pursuant to Section 4.1 and each additional contribution made pursuant to Article 4 or as elsewhere specified in this Agreement.

Code. The Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

Company. MDA City Apartments, LLC.

Defaulting Member. As described in Section 13.1.

Delinquency Advance. As described in Section 4.6.

Effective Date. The date this Agreement shall be signed by all the Members.

Entire Interest. As described in Section 11.1.

ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

Extraordinary Cash Flow. As described in Section 10.2(b).

Failing Member. As described in Section 4.6.

Foreign Corrupt Practices Act shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

IRR. Means a referenced interest rate that, when used as a discount rate, causes (a) the net present value (as of the date of this Agreement) of the aggregate distributions made to a Member by the Company pursuant to Sections 10.3(a), 10.3(b) and 14.4, from the date of this Agreement through the computation date, to equal (b) the net present value (as of the date of this Agreement) of a Member’s Capital Contribution, and any additional Capital Contributions made by a Member after the date of this Agreement through the computation date. For purposes of this definition, net present value shall be determined using annual compounding periods and any Capital Contributions by and distributions to a Member during a month shall be deemed to occur on the first day of such month.

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Lender. MONY Life Insurance Company together with its successors and assigns

Liquidating Member. The Member in sole charge of winding up the Company and having the powers described in Section 14.2.

Loan. Any loan made by any Member to the Company.

Major Capital Event. One or more of the following: (i) sale of all or any material part of or interest in Company property (including the Property), exclusive of sales or other dispositions of tangible personal property in the ordinary course of business; (ii) placement and funding of any indebtedness of the Company secured by substantially all of its assets with respect to borrowed money, excluding (a) short term borrowing in the ordinary course of business and (b) the MONY Loan (provided the refinancing of the MONY Loan shall be a Major Capital Event); (iii) condemnation of any material part of or interest in the Property through the exercise of the power of eminent domain; or (iv) any casualty, failure of title-or otherwise of a material part of the Company’s property or any part thereof or interest therein that results in excess proceeds after restoration or repair.

Majority Interest. Greater than 50% of the Percentage Interests.

Management Agreement. As described in Section 7.7(i).

Management Committee. As defined in Section 6.3(b) and described in Schedule 6.3(b).

Manager. BR Member and the Holtzman Member, or any other Person(s) that succeed such Persons in the capacity as Manager.

Member(s). BR Member and the Holtzman Member, collectively, and any of them when the reference is singular, and their respective permitted successors in interest.

MONY Loan. That certain loan to the Company in the amount of $37,600,000.00 originated with MONY Life Insurance Company, which loan is being concurrently modified pursuant to a loan modification agreement entered into with the execution of this Agreement, and which loan, as so modified, is approved by the Members.

Non-Defaulting Member. As described in Section 13.1.

Notice of Default. As described in Section 13.1.

Notice to Finance. As described in Section 4.5.

Operating Cash Flow. As described in Section 10.2(a).

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Percentage Interest. As described in Section 10.1.

Preferred Return. As described in Section 10.2(e).

Profit or Loss. As described in Section 10.2(c).

Property. As described in Section 2.3.

Property Manager. Means, from time to time, any person or entity named as the property manager under the current Management Agreement.

Regulations or Treasury Regulations. The Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

REIT shall mean a real estate investment trust as defined in Code Section 856.

REIT Member shall mean any Member, if such Member is a REIT or a direct or indirect subsidiary of a REIT.

REIT Requirements shall mean the requirements for qualifying as a REIT under the Code and Regulations.

Representatives. As described in Section 6.3(b).

Sale. Means any transaction resulting in the sale or disposition of the Property.

TMP. As described in Section 8.6.

Unreturned Capital Contributions. With respect to each Member, the aggregated amount of all Capital Contributions made to the Company by such Member reduced by (a) in the case of the BR Member, all distributions of Operating Cash Flow previously made to such Member pursuant to Section 10.3(a)(i) in excess of an annual eight percent (8%) return and (b) all Extraordinary Cash Flow distributed to the applicable Member.

VGM. Means Village Green Management Company LLC, a Delaware limited liability company.

The definitions in this Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, partnerships, corporations, trusts, and other associations. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.2           Schedules. The Schedules annexed to this Agreement are incorporated herein by reference as if fully set forth herein.

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ARTICLE 2

THE COMPANY

2.1           Continuation of Limited Liability Company. The Members shall continue the Company as a limited liability company pursuant to the provisions of this Agreement and the Act. The terms and provisions hereof will be construed and interpreted in accordance with the Act, provided that in the event of any inconsistency between this Agreement and any waivable provisions of the Act, the provisions of this Agreement shall govern and control.

2.2           Name of Company. The Company will be conducted under the name “MDA City Apartments, LLC”.

2.3           Purpose of Company. The continuing purpose of the Company shall be to carry on the business, directly or through subsidiaries and/or partnerships with others, of owning, operating, managing, improving, repairing, renting, mortgaging, refinancing, selling, conveying and otherwise dealing with that certain apartment community known as MDA City Apartments located in Chicago, Illinois (“the Property”), which Property is more particularly described on Schedule 2.3 attached hereto, and all activities reasonably related thereto. Except as permitted by this Section 2.3, the Company shall not engage in any other business. In furtherance of the foregoing purposes, but expressly subject to the other provisions of this Agreement, the Company is empowered to enter into contracts containing agreements to arbitrate disputes to the extent such contracts are approved by the Members. The Company is authorized to take any legal measures which will assist it in accomplishing its purpose or benefit the Company.

2.4           Principal and Registered Office. The registered office of the Company shall be at the office of the initial registered agent named in the Certificate, or such other place as the Members may from time to time determine. The registered agent of the Company shall be the initial registered agent named in the Certificate. The Members may elect to change the Company’s registered agent and the Company’s registered and principal offices by complying with the relevant requirements of the Act.

2.5           Further Assurances. The parties hereto will execute whatever certificates and documents, and will file, record and publish such certificates and documents, which are required to form and operate a limited liability company under the laws of the State of Delaware. The parties hereto will also execute and file, record and publish, such certificates and documents as they, upon advice of counsel, may deem necessary or appropriate to comply with other applicable laws governing the formation and operation of a limited liability company, including, without limitation, any certificates and documents required to qualify the Company to do business in the State where the Property is located.

2.6           Expenses of Reorganization. The Company shall pay for or reimburse the Members for all expenses of formation of each member of every nature and description, including, without limitation, reproduction, filing, recording and qualifying fees, lender related costs, legal and accounting fees.

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2.7           No Individual Authority. Except as otherwise expressly provided in this Agreement, no Member acting alone shall have any authority to act for, undertake or assume any obligations or responsibility on behalf of the other Members or the Company.

2.8           No Restrictions. Nothing contained in this Agreement shall be construed so as to prohibit any Member or any firm or corporation controlled by or controlling such Member or any other Affiliate of a Member from owning, operating, or investing in any real estate or real estate development not owned or operated by the Company, wherever located. Each Member agrees that the other Members, any Affiliate or any director, officer, employee, partner or other person or entity related to any thereof may engage in or possess an interest in another business venture or ventures of any nature and description, independently or with others, including but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property, and neither the Company nor the Members shall have any rights by virtue of this Agreement in and to said independent ventures or to the income or profits derived therefrom.

2.9           Neither Responsible for Other’s Commitments; Representations and Warranties. Neither the Members nor the Company shall be responsible or liable for any indebtedness or obligation of the other Members incurred either before or after the execution of this Agreement, except as to those joint responsibilities, liabilities, debts or obligations incurred pursuant to the terms of this Agreement, and each Member indemnifies and agrees to hold the other Members and the Company harmless from such obligations and debts, except as aforesaid. Notwithstanding the foregoing, and as an inducement to BR Member to enter into this Agreement, Holtzman Member makes the representations and warranties contained in Section I of the Schedule 2.9 attached hereto, for which the breach of such representations and warranties Holtzman Member shall be full responsible and liable and each Member makes the representations and warranties contained in Section II of Schedule 2.9 attached hereto, for which the breach of such representations and warranties such Member shall be full responsible and liable.

2.10         Affiliates. Any and all activities to be performed by any Member hereunder may be performed by officers or employees of one or more Affiliates of such Member, provided that all actions taken by such persons on behalf of such Member in connection with this Agreement shall be binding upon such Member.

2.11         Operations in Accordance With the Act; Ownership. Except as expressly set forth in this Agreement to the contrary, the rights and obligations of the Members and the administration, operation and termination of the Company shall be governed by the Act, as same may be amended. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company shall be deemed owned by the Company as a company and no Member, individually, shall have any ownership interest in such property.

2.12         Amended and Restated Operating Agreement. This Amended and Restated Operating Agreement amends and restates any preceding operating agreements of the Company in their entirety and from and after the date hereof shall be the sole operating agreement regulating the affairs of the Company.

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ARTICLE 3

TERM

3.1           Term. Unless otherwise terminated or extended by the Members, in accordance with Section 7.7(k), the term of the Company shall continue until the first to occur of the following:

(a)          December 31, 2050; or

(b)          Sale or other disposition of all or substantially all of the Property and distribution of the proceeds therefrom, other than to a nominee or trustee of the Company for financial or other business purposes; or

(c)          Dissolution of the Company pursuant to the express provisions of Articles 11, 12, 13.2, or 14; or

(d)          The occurrence of any event or circumstance that would cause the dissolution of the Company under the Act.

ARTICLE 4

CAPITAL CONTRIBUTIONS OF THE MEMBERS

4.1           Capital Contributions of the Members. As described in the Recitals hereto and reflected on Schedule 4.1 hereto, BR Member has contributed $9,757,2891 to the Company (through its investment in Mezz Borrower and the merger of the Mezz Borrower into the Company) in exchange for a 56.5% interest in the Company (the “BR Investment”). Also the Holtzman Member has made Capital Contributions equal to the amount set forth on Schedule 4.1.2 Provided, however, such deemed Capital Contributions shall not be credited to all the Members’ Capital Accounts, which shall be determined and maintained in accordance with Section 8.9.

4.2           No Other Contributions. Except as expressly required by this Article 4, no Member shall have any obligation to make any additional contribution to the Company, nor to advance any funds thereto.

4.3           No Interest Payable. Except as otherwise provided herein, no Member shall receive any interest on its contributions to the capital of the Company.

4.4           No Withdrawals. The capital of the Company shall not be withdrawn, except as hereinafter expressly stipulated.

[1]	This amount includes, for purposes of determining any returns payable on the BR Investment, the amount of the Acquisition Fee referred to in Section 10.8)

[2]	This amount includes, for purposes of determining any returns payable on the Holtzman Member’s Capital Contributions, the amount of the Recap Fee referred to in Section 10.8)

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4.5           Additional Contributions. If the Company needs additional funds to protect the assets of the Company, e.g., without limitation, to pay real estate taxes, to pay Company indebtedness to lenders, or to satisfy contractual, legal or other obligations which the Company is not otherwise able to satisfy, then either Co-Manager may, subject to the terms of Section 7.7(m), cause a written request for additional capital (a “Notice to Finance”) to be issued to all Members and, within ten (10) days following the date upon which a Notice to Finance is given, the Members shall contribute to the Company, as additional Capital Contributions, the amount set forth in the Notice to Finance, pro rata, in proportion to their Percentage Interests. Any and all funds contributed by the Members pursuant to this Section 4.5 shall be credited to their Capital Accounts and treated as Capital Contributions for all purposes of this Agreement.

4.6           Delinquency Loan. If a Member (a “Non-Contributing Member”) fails to make a Capital Contribution that is required as provided in Section 4.5 within the time frame required therein (the amount of the failed contribution and related loan shall be the “Delinquency Advance”), then any of the other Members, provided that they have made the Capital Contribution required to be made by them (a “Contributing Member”), in addition to any other remedies they may have hereunder or at law, shall have one or more of the following remedies:

(a)          to treat its portion of such Capital Contribution as a loan to the Company (rather than a Capital Contribution) and to advance to the Company as a loan to the Company an amount equal to the Delinquency Advance, which aggregate loan amount (the “Delinquency Loan”) shall be evidenced by a promissory note in form reasonably satisfactory to the Contributing Member and which loan shall bear interest at the rate of fifteen (15%) percent per annum, but in no event in excess of the highest rate permitted by applicable laws (the “Delinquency Loan Rate”), and be payable on a first priority basis by the Company from available Operating Cash Flow and Extraordinary Cash Flow, prior to any distributions made to the Defaulting Member. If each Member has Delinquency Loans outstanding to the Company under this provision, such Delinquency Loans shall be payable to each Member in proportion to the outstanding balances of such Delinquency Loans to each Member at the time of payment. Any advance to the Company pursuant to this Section 4.6(a) shall not be treated as a Capital Contribution made by the Non-Contributing Member. Furthermore, in lieu of the remedy set forth in subparagraph (a) to allow a Contributing Member to make a Delinquency Loan, the Contributing Member may instead choose not to make a Delinquency Loan and revoke its portion of such additional Capital Contribution called for under the Notice to Finance, whereupon the portion of the Capital Contribution made by the Contributing Member shall be returned by the Company within ten (10) days with interest computed at the Delinquency Loan Rate.

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(b)          Notwithstanding the foregoing provisions of this Section 4.6, no additional Capital Contributions shall be required under Section 4.5 from any Member (i) if the Company or any other Person shall be in default (or with notice or the passage of time or both, would be in default) in any material respect under any loan, indenture, mortgage, lease, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company (or any of its Subsidiaries) or any of its properties or assets is or may be bound; provided, however, if such additional Capital Contribution is required to cure a monetary default thereunder then this provision shall not apply (ii) where any other Member, the Company or any of its Subsidiaries shall be insolvent or bankrupt or in the process of liquidation, termination or dissolution, (iii) where any other Member, the Company or any of its Subsidiaries shall be subjected to any pending litigation (x) in which the amount in controversy exceeds $500,000, (y) which litigation is not being defended by an insurance company who would be responsible for the payment of any judgment in such litigation, and (z) which litigation if adversely determined could have a material adverse effect on such other Member and/or the Company or any of its Subsidiaries and/or could interfere with their ability to perform their obligations hereunder or under any loan documents with respect to any loan secured by the Property, or (iv) if there has been a material adverse change in (including, but not limited to, the financial condition of) any other Member (and/or its Affiliates) which, in Member’s reasonable judgment, prevents such other Member (and/or its Affiliates) from performing, or substantially interferes with their ability to perform, their obligations hereunder or under any loan documents with respect to any loan secured by the Property. If any of the foregoing events shall have occurred and any Member elects not to make a Capital Contribution under Section 4.5, then any other Member which has made its pro rata share of such Capital Contribution under Section 4.5 shall be entitled to a return by the Company of the amount paid as such Capital Contribution.

ARTICLE 5

Intentionally Omitted

ARTICLE 6

RIGHTS AND DUTIES OF MANAGERS

6.1           Management. Except for the powers retained by the Members enumerated in Section 7.7 below, the business and affairs of the Company shall be managed by its Managers. Except for situations in which the approval of the Members is expressly required by this Agreement or by nonwaivable provisions of applicable law or as otherwise set forth in this Agreement, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The Managers hereby irrevocably delegate certain management and administrative functions to the Asset Manager and the Property Manager, as set forth herein.

6.2           Number, Tenure and Qualifications. The Company shall have two (2) Managers, with one Manager being elected by the BR Member and one Manager being elected by the Holtzman Member. BR Member hereby elects the BR Member to serve as its initial Manager and the Holtzman Member hereby elects the Holtzman Member to serve as its initial Manager. Subject to the foregoing, each Manager shall hold office until its successor shall have been elected and qualified or until his earlier death, resignation, or removal.

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6.3           Certain Powers of Manager; Management Committee.

(a)    Certain Powers of Manager. Subject to the powers retained by the Members enumerated in Section 7.7 below, and the delegation of certain powers to the Asset Manager pursuant to the Asset Management Agreement, the Managers shall have power and authority, on behalf of the Company:

(i)          To acquire and hold ownership of the Property.

(ii)         To borrow money for the Company from banks, other lending institutions, Managers, Members, or Affiliates of the Managers or Members on such terms as the Managers deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums (subject to Member approval as required pursuant to Article 7).

(iii)        To execute all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; purchase and sale agreements, mortgages or deeds of trust; security agreements; financing statements; deeds, contracts, settlement statements, agreements, affidavits and any other documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company (subject to Member approval as required pursuant to Article 7).

(iv)        Except as reserved to the Members pursuant to Article 7, to create offices and designate officers, who need not be Members. Any such persons appointed to be officers of the Company may or may not be employees of the Company, any Member, or any Affiliate thereof. Any officers so appointed shall have such authority and perform such duties as the Managers may, from time to time, expressly delegate to them in writing and the officers so appointed shall serve at the pleasure of the Managers, except as may have been otherwise delegated through, for example, the Asset Management Agreement, and except as otherwise reserved to the Members pursuant to Article 7.

(v)         To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business, to the extent such acts are not reserved unto the Members pursuant to Section 7.7 of this Agreement.

(vi)        Unless authorized to do so by this Agreement or by the Managers, no Member, Manager, Affiliate, attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose.

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(b)    Management Committee. The Managers and Members shall establish a management committee (the “Management Committee”) for the Company for the purpose of the Managers considering and approving actions pursuant to Section 6.3(a). The Management Committee shall consist of four (4) individuals appointed to act as “representatives” of the Manager and Member that appointed him or her (the “Representatives”) as follows: (i) BR Member shall be entitled to designate two (2) Representatives to represent BR Member as Manager and Member; and (ii) the Holtzman Member shall be entitled to designate two (2) Representatives to represent the Holtzman Member as Manager and Member. The Management Committee shall be governed as provided in Schedule 6.3(b).

6.4           Liability for Certain Acts. No Manager has guaranteed nor shall have any obligation with respect to the return of a Member’s Capital Contributions or profits from the operation of the Company. Each Manager shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of the Act. Except as otherwise expressly provided in this Agreement, none of the Managers or their Representatives (in their capacities as members of the Management Committee), shall have any duties or liabilities to the Company or any other Member, including any fiduciary duties, whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Member hereby expressly waives any such duties or liabilities; provided, however, that this Section 6.4 shall not eliminate or limit the liability of such Representatives or the Managers (a) for acts or omissions that involve fraud or gross negligence, or (b) for any transaction not permitted or authorized under or pursuant to this Agreement unless the Management Committee has approved in writing such transaction in accordance with this Agreement; provided, further, however, that the duty of care of each of such Representatives and the Managers is to not act with fraud or gross negligence. Except as provided in this Agreement, whenever in this Agreement a Representative of a Manager and/or a Manager is permitted or required to make a decision affecting or involving the Company, any Manager, any Member or any other Person, such Representative and/or such Manager shall be entitled to consider only such interests and factors as he, she or it desires, including a particular Member’s interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Manager or Member.

6.5           Manager Has No Exclusive Duty to Company. A Manager shall not be required to manage the Company as his or its sole and exclusive function and he or it (or any Manager) may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom. A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

6.6           Intentionally Omitted.

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6.7           Resignation. Subject to the required consent of any Lender, any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager shall also constitute the resignation of such Manager’s Representatives on the Management Committee. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

6.8           Removal of Manager or Asset Manager. At a meeting called expressly for that purpose, a Manager may be removed at any time, by the affirmative vote of all Members (excluding the Membership Interests of BR Member or its permitted transferee in the event BR Member or its permitted transferee is the subject of such removal vote and excluding the Membership Interests of the Holtzman Member or its permitted transferee in the event the Holtzman Member or its permitted transferee is the subject of such removal vote), in the event of willful and material fraud or gross negligence on the part of such Manager, any of its Affiliates, or any Affiliated property manager or asset manager (collectively, “Bad Acts”), or constitute a material default under this Agreement, which remains uncured after the requisite notice and period of time allowed for cure, by a Member affiliated with such Manager. The removal of a Manager shall also constitute the removal of such Manager’s Representatives on the Management Committee. The removal of a Manager who is also a Member shall not affect the Managers’ rights as a Member and shall not constitute a withdrawal of a Member. In any instance where the Holtzman Member is removed as Manager and/or the Asset Manager is removed as asset manager under the Asset Management Agreement, regardless of the cause of such removal, the BR Member shall indemnify and hold harmless the Holtzman Member (and/or any affiliate thereof including, without limitation, Jonathan Holtzman) (a “Holtzman Indemnified Party”) pursuant to this Section 6.8 (and without prejudice to any other indemnification right under Section 15), but only (a) for actual losses and expenses (including reasonable attorney’s fees and costs) incurred by a Holtzman Indemnified Party arising after the date of removal of the Manager or Asset Manager, as applicable, and resulting from actions taken by BR Member after such date and (b) if the Holtzman Member has expressly stated in writing that the Holtzman Member disagrees with the action that BR Member is taking within two (2) business days of written notice from BR Member that BR Member intends to take such action; provided, that, if the Holtzman Member has not affirmatively responded to BR Member by the end of such two (2) business day period, the Holtzman Member shall be deemed to have expressly disagreed with the action in the manner set forth above. If Holtzman Member is removed, then BR Member can either directly undertake or appoint a Person to undertake the duties of the Holtzman Member as set forth in Sections 7.7(i)(iii), 8.1, 8.4, 8.5, and 8.6.

6.9           Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the applicable Members that elected such Manager or Managers; provided, however, if any such Manager is removed pursuant to Section 6.8, the Member that elected such Manager shall not be entitled to elect such Manager’s replacement Manager and in such event the other Member shall have the right to elect such replacement Manager. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal.

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6.10         Salaries. The salaries and other compensation of the Manager shall be fixed from time to time by an affirmative vote of all the Members, and no Manager shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company. Notwithstanding the foregoing, the Company does not anticipate hiring any employees.

6.11         Operation in Accordance with REOC/REIT Requirements.

(a)    The Members acknowledge that BR Member or one or more of its Affiliates (a “BR Affiliate”) intends to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company and its Subsidiaries shall be operated in a manner that will enable BR Member and such BR Affiliate to so qualify. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall not take, or refrain from taking, any action that BR Member notifies the Company would result in BR Member or a BR Affiliate from failing to qualify as a REOC. Except as disclosed to BR Member, the Holtzman Member (i) shall not fund any Capital Contribution “with the ‘plan assets’ of any ‘employee benefit plan’ within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended or any ‘plan’ as defined by Section 4975 of the Internal Revenue Code of 1986, as amended”, and (ii) shall comply with any requirements specified by BR Member in order to ensure compliance with this Section 6.11.

(b)    Except for the Property and the MONY Loan (and any refinance thereof), the Company shall not hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code Sections 511 through 514, unless specifically agreed to by the Members in writing. No Manager or other Member shall be liable for any income or other taxes, damages, costs or expenses incurred by the Company or any Member by reason of the recognition by the Company of UBTI, unless caused by its own willful misconduct or gross negligence.

(c)    The Company may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction as defined herein. Notwithstanding anything to the contrary contained in this Agreement, during the time a REIT Member is a Member of the Company, neither the Company nor any Member of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of a REIT Prohibited Transaction by the Company or any direct or indirect subsidiary thereof, including without limiting the generality of the foregoing, but in amplification thereof:

(i)          Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

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(ii)         Leasing, as a lessor, personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease;

(iii)        Acquiring or holding any debt investments, excluding for these purposes “debt” solely between wholly-owned Subsidiaries of the Company, unless the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, or entering into any lending transaction unless the loan made by the Company meets an exception set forth in Section 856(m)(l) of the Code and the debt is fully secured by mortgages on real property or on interests in real property;

(iv)        Acquiring or holding, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (A) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (B) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (C) has properly elected to be a real estate investment trust for U.S. federal income tax purposes;

(v)         Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (A) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (1) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue or (2) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services or (B) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Property’s tenants);

(vi)        Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (A) “rents from real property” or (B) “interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856(c) of the Code;

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(vii)       Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account or money market fund;

(viii)      Selling or disposing of any property, subsidiary or other asset of the Company prior to (A) the completion of a two (2) year holding period with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, and (B) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT; or

(ix)         To the extent Operating Cash Flow is available, failing to make current cash distributions to REIT Member each year in an amount which does not at least equal the taxable income allocable to REIT Member for such year.

(d)    Notwithstanding the foregoing provisions of this Section 6.11, the Company may enter into a REIT Prohibited Transaction if it receives the prior written approval of the REIT Member specifically acknowledging that the REIT Member is approving a REIT Prohibited Transaction pursuant to this Section 6.11. For purposes of this Section 6.11, “REIT Prohibited Transactions” shall mean any of the actions specifically set forth in Sections 6.11(c)(i) through (c)(ix) as well as any action of which the Company receives timely, advance written notice from BR Member or a REIT Member that such action would result in a REIT Member losing its REIT status under IRC Section 856 or would cause such REIT Member to be subject to any punitive taxation pursuant to IRC Section 857(b)(6). The MONY Loan shall not be considered a REIT Prohibited Transaction. No Manager or other Member shall be liable for a violation of Section 6.11(c) unless such violation is caused by its own willful misconduct or gross negligence.

6.12         FCPA.

(a)    In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature. The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

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(b)    Each Member agrees to notify immediately the other Member of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

ARTICLE 7

MEETINGS OF MEMBERS

7.1           Meetings. Meetings of the Members, for any purpose or purposes, may only be called by the Manager or a Member or Members holding at least fifteen percent (15%) of the Percentage Interests.

7.2           Place of Meetings. The Persons calling any meeting may designate any place in Michigan as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive office of the Company in the State of Michigan.

7.3           Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than two (2) nor more than fifty (50) days before the date of the meeting, with notice to be given as provided in Section 16.1of this Agreement, by or at the direction of the Manager or Person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid. Notice provided in accordance with this Section shall be effective notwithstanding anything in the Act to the contrary.

7.4           Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Michigan, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

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7.5           Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which such distribution is made, as the case may be, shall be the record date for such determination of Members unless the Manager shall otherwise specify another record date. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

7.6           Quorum. Members holding a Majority Interest represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Membership Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Membership Interests whose absence would cause less than a quorum to be present. Notwithstanding the foregoing, for so long as the only two Members are the Holtzman Member and the BR Member, a quorum shall be constituted only if both Members attend; provided however, if the BR Member or Holtzman Member, as applicable, does not appear after two (2) due notices of such meeting, then a quorum shall be constituted on the third such meeting with only one Member (BR Member or Holtzman Member, as applicable).

7.7           Manner of Acting. Notwithstanding the power vested in the Management Committee or any powers delegated to the Property Manager or Asset Manager, or any provision in this Agreement to the contrary, the following powers are expressly reserved to the Members, and the unanimous affirmative vote of the BR Member and the Holtzman Member shall be required to approve any such action (each, a “Major Decision”):

(a)          any loan to be obtained by the Company and secured by the Property, including any refinancing, material amendment, material modification or extension of the MONY Loan.

(b)          any sale of the Property or any action reasonably intended to accomplish same, including but not limited to entering into any contract of sale or binding or non-binding term sheet, marketing the Property for sale, releasing Property information to any broker or anyone else for the purpose of selling or marketing the Property, giving, granting or undertaking any options, rights of first refusal, pledges, ground leases, security or other interests in or encumbering the Property, any portion thereof or any other material assets.

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(c)          enter into any Affiliate Transaction with an Affiliate of any Member (except the initial entry into the Management Agreement and the Asset Management Agreement, copies of which are attached as Schedule 7.7(c)). The foregoing notwithstanding, contemporaneously with the date of this Agreement the Company has entered into (A) a Management Agreement with VGM to property manage the Property and (B) an Asset Management Agreement with Holtzman Interests #17A, LLC, a Michigan limited liability company (“Asset Manager”). Such initial Management Agreement and any other management agreement with VGM entered into by the Company after the termination or expiration of such initial management agreement, each as they may be amended or restated from time to time (on unanimous consent of the Members), are referred to herein as the “Management Agreement” and such initial Asset Management Agreement and any other asset management agreement with Asset Manager entered into by the Company after the termination or expiration of such initial asset management agreement, each as they may be amended or restated from time to time (on unanimous consent of the Members), are referred to herein as the “Asset Management Agreement.” Subject to the remaining terms of this Section 7.7(c), the Members shall have equal approval rights with respect to any change in management of the Property, both with respect to the property management and asset management functions (i.e. any modification or amendment of the Management Agreement or the Asset Management Agreement; provided however, termination of either such agreement shall be solely subject to the terms thereof). Further, the Members agree that the Holtzman Member’s affiliate, Village Green Construction LLC (“VGC”) will be engaged as the “Owner’s Representative” under a separate agreement with the Company, pursuant to which VGC will have certain responsibilities relative to the capital improvements as set forth in the approved capital budget, including monitoring progress of the work, attend meetings with the architect, construction manager and/or general contractor, sub-contractors and suppliers, inspectors and government officials, as necessary, review draw requests and change orders; and perform similar tasks, for which VGC will receive a market rate fee based on total costs, billed during construction with the construction draws. In addition, VG Select, Village Green Interiors and Village Green Communications LLC, affiliates of the Holtzman Member, shall perform services for the Company, including but not limited to decorating, remodeling, advertising, marketing, PR and promotion, and receive compensation on terms no more favorable than any those which would apply to any other third party. In addition, Leading Apartments LLC, an affiliate of the Holtzman Member, which is a corporate provider of housing, may, from time to time and on a non-exclusive basis with other corporate providers, rent apartment units at the Property on terms that are equal to or better than the Company’s existing leasing policies, which policies may include premiums charged for leases with terms of less than 12 months. In addition, such rental shall be at rental rates and other terms no less favorable to the Company than any other third party tenant leases. To the extent not reviewed and approved by BR Member prior to the execution of this Agreement, the Holtzman Member shall submit any such agreements with Affiliates of the Holtzman Member to BR Member prior to any such agreement becoming effective, and BR Member shall have the right to review and approve the proposed terms of any such agreements with Affiliates of the Holtzman Member. For the avoidance of doubt, except as set forth in this Article 7, no other Affiliates of Holtzman Member may be engaged to provide goods or services to the Property except (i) upon terms which are competitive at that time in the relevant market and (ii) after giving notice to and with the prior written approval of BR Member of such contract or payments. Further, in the event of a material default with respect to any agreement between the Company and any Holtzman Member Affiliate, which material default is not cured within the time frame allotted under such agreement, only the BR Member shall be authorized to take action with respect to remedies on behalf of the Company relative to such defaulted agreement, including the right to terminate the applicable agreement and to solicit bids for any replacement vendor with respect to the services being performed under the defaulted agreement. In the event that the BR Member obtains bids or proposals for any replacement vendor that are satisfactory to BR Member, the BR Member shall submit such bids or proposals to the Holtzman Member for approval, which shall not be unreasonably withheld, conditioned or delayed. If the Holtzman Member fails to so approve any such bids or proposals within fifteen (15) days thereafter, such failure to agree shall constitute a Deadlock;

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(d)          any acquisition by purchase, ground lease or otherwise, any real property or other material asset, or the entry into of any agreement, commitment or assumption with respect to any of the foregoing, or the making or posting of any deposit (refundable or non-refundable) in connection therewith;

(e)          any taking of any action by the Company that is reasonably likely to result in any Member or any of its Affiliates having individual liability under any so called “bad boy” guaranties or similar agreements provided to third party lenders in respect of financings relating to the Property, the Company or any of their assets (each, a “Non-Recourse Carveout Guaranty”);

(f)          except as expressly provided in Section 11.1 with respect to (A) Transfers by BR Member to a BR Member Affiliate (or by one BR Member Affiliate to another) or (B) Transfers by Holtzman Member to a Holtzman Member Affiliate (or by one Holtzman Member Affiliate to another), the admission of additional Members to the Company, or the redemption of a membership interest;

(g)          other than in connection with the MONY Loan, encumber or pledge any collateral interest in the Property or the Company’s assets, or grant any security interests therein or assign (collectively or otherwise) any rights in specific property of the Company;

(h)          filing or initiating a Bankruptcy for the Company of any of its Subsidiaries;

(i)          annual operating budget and the annual capital expenditures budget will be approved subject to the following terms:

(i)          The Members shall have equal approval rights with respect to the annual operating budget. Any annual operating budget as approved pursuant to this Section 7.7(i)(i) is referred to as the “Annual Operating Budget”. The Annual Operating Budget for the balance of 2012 and for 2013 are attached hereto as Schedule 7.7(i)(i). To the extent an Annual Operating Budget is not approved prior to the commencement of the fiscal year to which such budget is to relate, the Annual Operating Budget for the prior fiscal year shall continue to apply, subject only to actual increases for real estate taxes, utilities, payroll and insurance.

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(ii)         The Members shall have equal approval rights with respect to the annual capital budget. Any annual capital budget as approved pursuant to this Section 7.7(i)(ii) is referred to as the “Annual Capital Budget” (together with the Annual Operating Budget, the “Budgets”). The Annual Capital Budget for the balance of 2012 and for 2013 are attached hereto as Schedule 7.7(i)(ii). To the extent an Annual Capital Budget is not approved prior to the commencement of the fiscal year to which such budget is to relate, the Annual Capital Budget for the prior fiscal year shall continue to apply, subject to the elimination (or reduction) of amounts with respect to any items from such prior year’s budget that were non-recurring items and that were completed in the prior year.

(iii)        Holtzman Member shall cause proposed Budgets to be submitted to BR Member no later than by November 15 of the year prior to the year to which the Budget shall apply (provided, however that the current Budgets for the balance of 2012 and for 2013 shall have been approved by the Members prior to the execution of this Agreement). BR Member and Holtzman Member shall provide any objections to any proposed Budget within fifteen (15) days following delivery of the same for approval and the Members shall seek in good faith to achieve a mutually agreeable response to BR Member’s and the Holtzman Member’s objections; provided, however, if the Members are not able to address the BR Member’s or Holtzman Member’s objections then such Budget shall not be deemed approved and Budgets for subsequent years shall be subject to the provisions of this Section 7.7(i).

(j)          any merger, conversion or consolidation involving the Company or the sale, lease, transfer, exchange or other disposition of the Property or all or substantially all of the Company’s assets or of or related to all of the Interests of the Members in the Company, in one or a series of related transactions;

(k)          any voluntary liquidation, dissolution or termination of the Company;

(l)          any amendment of this Agreement, the Management Agreement or the Asset Management Agreement; and

(m)          seek under Section 4.5 additional Capital Contributions.

7.8           Deadlock. Notwithstanding the foregoing, in the event the Members do not agree on any Major Decision (hereinafter referred to as “Deadlock”) then, upon written notice by either Member to the other that there is a Deadlock, they shall endeavor in good faith to resolve the disputed issue. In the event the Deadlock is not resolved within 30 days after delivery of such notice, the following process shall apply:

(a)          If the Deadlock occurs pursuant to a disagreement over the matters described in Sections 7.7(c), (d), (e), (f), (g), (i), (l) or (m), then either Member may invoke arbitration by giving notice to the other (the “Arbitration Notice”) in which event the dispute shall be determined as provided in subsection (d) below.

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(b)          Subject to the terms of Section 7.8(c) below, (i) in the event that two Deadlocks under subsection (a) above have gone to arbitration, then upon the third such Deadlock event, or (ii) in the event of a Deadlock which pertains to a disagreement over the matters described in Sections 7.7(a), (b), (h), (j), or (k), either Member shall have the right to initiate the sale procedure set forth in Section 11.6.

(c)          Notwithstanding Sections 7.8(a) and (b) above, neither Member shall have the right to cause a Deadlock by initiating a decision pursuant to Section 7.8(b) until after 36 months from the date of this Agreement; provided further, however, from and after the event of the death or adjudication of incapacity of Jonathan Holtzman, the aforesaid 36-month restriction shall no longer apply.

(d)          Any matter subject to arbitration under this Agreement shall be determined in Detroit, Michigan before one arbitrator. The arbitration shall be administered by JAMS pursuant to JAMS’ Expedited Arbitration Rules and Procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures as those Rules exist on the effective date of this Agreement, including Rules 16.1 and 16.2 of those Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration that is authorized by law or by JAMS Rules from a court of appropriate jurisdiction. The arbitrator shall be neutral, independent, impartial and experienced in resolving disputes related to the operation of commercial real estate. If the arbitrator cannot be agreed upon within ten days after the Arbitration Notice, then JAMS shall select the arbitrator in accordance with its rules. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party determined by the arbitrator the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration (including but not limited to reasonable travel, hotel and meal costs).

7.9           Proxies. A Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such written proxy shall be delivered to the Company.

7.10         Action by Members Without a Meeting. Action required or permitted to be taken by the Members at a meeting may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members entitled to vote and having the requisite Membership Interests required to approve such action. Action take under this Section is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent. Written notice shall be provided to all Members in the event action is taken under this Section.

7.11         Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

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7.12         Meeting by Telephone. Members may also meet by conference telephone call if all Members can hear one another on such call and the requisite notice is given or waived.

ARTICLE 8

BOOKS AND RECORDS, AUDITS, TAXES, ETC.

8.1           Books; Statements. In addition to the establishment and maintenance of Capital Accounts pursuant to Section 8.9, the Company shall keep such other books and records as the Members shall determine. The books and records shall be prepared in accordance with generally accepted accounting principles consistently applied. Following the Effective Date, the Holtzman Member shall cause the Asset Manager or the Property Manager, as applicable, to promptly prepare (or cause to be prepared):

(a)          Within fifteen (15) days following the end of each month, a statement of Operating Cash Flow for each month;

(b)          Within fifteen (15) days following the end of each month, a monthly GAAP balance sheet and GAAP income statement, with a cumulative calendar year GAAP income statement to date, and a statement of change in each Member’s Capital Account for the preceding month and year to date;

(c)          No later than ninety (90) days, after the end of each fiscal year of the Company, a general accounting and audit (review) shall be taken and made by independent certified public accountants of recognized standing, selected by the TMP in accordance with Section 8.6 and retained by the Company, which accounting and/or audit shall cover the assets, properties, liabilities and net worth of the Company, and its dealings, transactions and operations during such fiscal year, and all matters and things customarily included in such accountings and audits, and a certified statement shall be furnished to each Member showing the assets, liabilities, properties, net worth, profits, losses, net income, unrecovered Capital Contributions, Operating Cash Flow, Extraordinary Cash Flow, changes in the financial condition of the Company for such fiscal year and each Member’s capital in the Company together with a report of the audit scope and audit findings in the form of a management audit report with an internal control memorandum;

(d)          Within fifteen (15) days following the end of each month, the Company shall furnish or cause the Property Manager to furnish to BR Member monthly reports which shall be prepared showing monthly and year to date activity and which shall be furnished (without notice or demand by BR Member) as specified in Schedule 8.1(d) attached hereto and incorporated herein. All reports shall be prepared on an Accrual Basis in accordance with generally accepted accounting principles, and shall be as of each calendar month end. The Company shall furnish or cause the Property Manager or the Asset Manager, as applicable, to furnish to BR Member such other reports as may be reasonably requested by BR Member in order for such Member to be able to comply with any reporting requirements that are applicable to any such Member (or any Affiliate of any such Member) under any applicable organizational or offering documents affecting such Member or its Affiliates; and

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(e)          Within twenty (20) days of the end of each quarter of each Fiscal Year, the Company shall furnish or cause the Property Manager or Asset Manager, as applicable, to furnish to BR Member such information as requested by BR Member as is necessary for any REIT Member (whether a direct or indirect owner) to determine its qualification as a real estate investment trust (a “REIT”) and its compliance with any requirements for qualifying as a REIT (the “REIT Requirements”) as shall be reasonably requested by BR Member. BR Member shall bear the reasonable cost of any new or additional information or reports required by BR Member pursuant to this Section 8.1(e).

(f)          Further, the Company shall require the Property Manager and the Asset Manager to cooperate in a reasonable manner at the request of any Member to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates.

8.2           Where Maintained. The books, accounts and records of the Company shall be at all times maintained at its principal office. If requested by the Company, either the Property Manager or Asset Manager shall, pursuant to the terms of the Management Agreement or Asset Management Agreement, as applicable, keep and maintain such books, accounts and records.

8.3           Audits. Any Member (through its officers, employees or agents) may, at its option and at its own expense, conduct internal audits of the books, records and accounts of the Company and its Affiliates providing services to the Company and/or on behalf of the Property, or an Affiliate of any Member, or by independent auditors retained by the Company or by any Member.

8.4           Objections to Statements. Upon completion of the audit report described in Section 8.1 (the “Approved Statement”), the Holtzman Member shall cause a comparison to be made of the actual Operating Cash Flow to the Operating Cash Flow distributed pursuant to Section 10.3. To the extent that the Company has made a distribution to a Member (the “Excess Member”) in excess of the amount which the Excess Member should have received based on a distribution of Operating Cash Flow set forth in the Approved Statement, the Excess Member shall recontribute to the Company within fifteen (15) days after the creation of the applicable Approved Statement the excess amount (the “Excess Amount”) received by it. The Company shall then distribute such Excess Amount (1) first, to any Member who received a distribution less than such Member should have received based on the distribution of Operating Cash Flow set forth in the Approved Statement, an amount equal to such deficiency and (2) second, to the extent of the remaining Excess Amount, in accordance with Section 10.3.

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8.5           Tax Returns. The Company shall be treated and shall file its tax returns as a partnership for Federal, state, municipal and other governmental income tax and other tax purposes. The Holtzman Member shall cause the Company to prepare all Federal, state and municipal partnership tax returns required to be filed. Unless otherwise determined by the Members, such tax returns shall be prepared by independent certified public accountants selected pursuant to Section 8.6, who shall sign such returns as income tax preparers (as defined in Section 7701(a)(36) of the Code). The Company shall submit the returns to each Member for review and approval no later than January 31 of the following year. Each Member shall notify the other Member(s) upon receipt of any notice of tax examination, tax deficiency or tax adjustment of the Company by Federal, state or local authorities.

8.6           Tax Matters Partner. The Holtzman Member shall be the tax matters partner (“TMP”), as defined in Section 6231 (a)(7) of the Code, with respect to the Company. The TMP shall comply with the requirements of Section 6221 through 6232 of the Code. Subject to the prior written consent of the BR Member, which consent shall not be unreasonably withheld, delayed or conditioned, the TMP shall have the authority, in its reasonable discretion, to select and appoint independent certified public accountants to prepare tax returns and annual audited financial statements for the Company, the expense of which shall be borne by the Company. The Tax Matters Partner (and the Membership Interest of the Tax Matters Partner) shall be free from all claims by the Company or the other Members by reason of any act performed for or on behalf of the Company as the Tax Matters Partner. The Company shall indemnify and hold harmless the Tax Matters Partner from any claim, demand or liability, and from any loss, cost or expense, including, but not limited to, attorneys’ fees and court costs, which may be made or imposed upon the Tax Matters Partner by reason of any act performed for or on behalf of the Company as Tax Matters Partner.

8.7           Tax Policy. The Company shall make any and all tax accounting and reporting elections and adopt such procedures as both Members, in their reasonable judgment, may determine.

8.8           Section 754 Election. At the request of a Member, the Company shall make and file a timely election under Section 754 of the Code (and a corresponding election under applicable state or local law) in the event of a transfer of an interest in the Company permitted hereunder or the distribution of property to a Member. Any adjustments resulting from such an election shall be reflected in the Capital Accounts of the Members only to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m). Any Member or transferee first requesting an election hereunder shall reimburse the Company for reasonable out-of-pocket expenses incurred by the Company in connection with such election, including, without limitation, any legal or accountants’ fees; thereafter, each transferee shall reimburse such expenses with respect to adjustments under Section 743 of the Code in the proportion which the interest of each transferee bears to the sum of the interests of all transferees. The Company shall bear the expenses of any adjustments under Section 734 of the Code. The Company (as the continuation for tax purposes of the partnership formerly conducted under Mezz Borrower’s name) shall elect, under Sections 734 and 754 of the Code, to adjust the tax basis of the Company’s assets to take account of Mezz Borrower’s redemption and purchase of interests in Mezz Borrower from 185 N. Wabash, LLC.

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8.9           Capital Accounts. The Company shall maintain a separate Capital Account for each Member. Each Member’s Capital Account shall be determined initially as follows: (i) BR Member’s initial Capital Account shall equal the amount of BR Member’s Capital Contributions as shown on Schedule 4.1, and (ii) Holtzman’s initial Capital Account shall equal the amount of BR Member’s Capital Account (as determined pursuant to the preceding clause (i)) multiplied by 43.5/56.5. The Book Values of the Company’s assets shall be adjusted to equal, in the aggregate, the amount by which the sum of the Members’ initial Capital Accounts (as determined pursuant to the preceding sentence) exceeds the total amount of the liabilities set forth on the Company’s balance sheet (as determined for capital accounting purposes). Each Member’s Capital Account shall be subsequently increased by the amount of cash, and fair market value of any other property, contributed by such Member to the Company’s capital (exclusive of any Capital Contributions set forth on Schedule 4.1) and by the Member’s share of any Profits and items of income or gain of the Company. Each Member’s Capital Account shall be subsequently decreased by the amount of cash and fair market value of any other property distributed to the Member and by the Member’s share of any Losses and items of expense or loss of the Company. In accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations, each Member’s Capital Account shall be adjusted in a manner that maintains equality between the aggregate of all of the Members’ Capital Accounts and the amount of capital reflected on the Company’s balance sheet as computed for book purposes. Any transferee of an interest in the Company shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

8.10         Ownership Representation. Each Member represents and warrants to the Company and to the other Members that it is a U.S. person as that term is defined under Section 7701(a)(30) of the Code.

ARTICLE 9

FISCAL YEAR

9.1           Calendar Year. The fiscal year of the Company shall be the calendar year. Unless otherwise required by law, the Company taxable year (for income tax purposes) shall also be the calendar year.

ARTICLE 10

DISTRIBUTIONS AND ALLOCATIONS

10.1         Percentage Interests in Company. Except as otherwise expressly provided in this Agreement, the percentage interest of the respective Members in the Company shall be as follows:

BR Member	56.5%
Holtzman Member	43.5%

The percentage interest of each Member, which is subject to the preferred and priority rights provided for herein, is hereinafter called such Member’s “Percentage Interest.”

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10.2         Certain Definitions. The following terms shall have the following meanings when used herein:

(a)    “Operating Cash Flow” shall mean the net cash realized by the Company from all sources, including, but not limited to, the operations of the Property (but excluding Extraordinary Cash Flow) after payment of all cash expenditures of the Property, the Company and any of its Subsidiaries, including, but not limited to, all operating expenses including all fees payable to the Managers or Property Manager, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Members reasonably determine to be necessary and desirable in connection with Company operations.

(b)     “Extraordinary Cash Flow” shall mean the net cash realized by the Company from the sale, financing, refinancing, redemption, repayment or other disposition of the Property or of any interest of the Company in or related to the Property, after payment of all cash expenditures of the Property, the Company and any of its Subsidiaries related to such sale, financing, refinancing redemption, repayment or other disposition of the Property, including, but not limited to, all sale or refinancing expenses including all fees payable to the Managers, all payments of principal and interest on indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Managers reasonably determine to be necessary and desirable in connection therewith.

(c)    “Profit” or “Loss” shall mean, for each fiscal year, the taxable income or loss of the Company for such fiscal year, as the case may be, including any items of income, gain, loss or deduction that are separately stated for purposes of Section 702(a) of the Code, as determined in accordance with Federal income tax accounting principles as adjusted by Treasury Regulation Section 1.704-1(b)(2)(iv), provided that (i) any tax-exempt income described in Section 705(a)(1)(B) of the Code and any expenditure described in Section 705(a)(2)(B) of the Code (or so treated pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations), shall be taken into account, (ii) the depreciation, amortization or other cost recovery deduction (if any) taken into account for such fiscal year or other period with respect to any asset the Book Value of which differs from its adjusted tax basis shall be, in lieu of the depreciation, amortization or cost recovery deduction taken into account in computing such taxable income or loss, an amount which bears the same ratio to the Book Value of such asset at the beginning of such fiscal year or other period as the depreciation, amortization or cost recovery deduction taken into account in computing such taxable income or loss bears to the adjusted tax basis of such asset at the beginning of such fiscal year or other period, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g)(3); (iii) any gain or loss realized by the Company on the sale or other disposition of any asset of the Company shall be determined by reference to the Book Value of such asset, notwithstanding that its Book Value may differ from its adjusted basis for Federal income tax purposes; and (iv) notwithstanding any other provisions of this Section 10.2(c), any items that are specially allocated pursuant to Section 10.6, and any items allocated solely for tax purposes pursuant to Section 10.7, shall be excluded from Profit and Loss.

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(d)    The terms “partnership minimum gain,” “partner nonrecourse debt minimum gain,” “partner nonrecourse debt,” “nonrecourse deductions,” and “partner nonrecourse deductions” shall have the respective meanings ascribed to them in Section 1.704-2 of the Regulations.

(e)    The term “Preferred Return” shall mean, with respect to any Member, an amount equal to a cumulative return, compounded annually, on such Member’s Unreturned Capital Contributions, at 8%.

10.3         Cash Flow Distributions.

(a)    Operating Cash Flow and Extraordinary Cash Flow Distributions. The Company shall distribute (x) Operating Cash Flow for each calendar month during the term of the Company in which there is Operating Cash Flow based on the operating statements prepared by the Property Manager pursuant to the Management Agreement and approved by the Members, said distribution to be made not later than ten (10) days after the end of each such calendar month to the Members and (y) Extraordinary Cash Flow following the occurrence of a Major Capital Event (or completion of the sale of the Entire Interest) within three (3) business days thereafter, as follows:

(i)          first, during the initial twenty four (24) months following the Effective Date, 100% of all Operating Cash Flow and Extraordinary Cash Flow shall be distributed to BR Member until the BR Member has received, from distributions of both Operating Cash Flow and Extraordinary Cash Flow, an amount equal to an IRR of eight percent (8%); provided, however, any distributions received by BR Member pursuant to this Section 10.3(a)(i) in excess of an eight percent (8%) per annum return shall be treated as a return of capital and shall reduce the Unreturned Capital Contributions of BR Member for purposes of subsequent calculations of the Preferred Return described in Section 10.3(a)(iii) below;

(ii)         second, any excess Operating Cash Flow and Extraordinary Cash Flow received during the initial twenty four (24) months following the Effective Date and not distributable to BR Member in accordance with Section 10.3(a)(i) shall be distributed to the Members pro rata in accordance with their applicable Percentage Interests;

(iii)        third, beginning in the twenty fifth (25th) month following the Effective Date and continuing thereafter during the term of the Agreement, all Operating Cash Flow shall be first distributed to the BR Member until the BR Member has received an eight percent (8%) Preferred Return for the current month and any unpaid Preferred Return for all prior months of the current fiscal year and all prior fiscal years of the Company and thereafter any excess Operating Cash Flow shall be distributed to the Members pro rata in accordance with their applicable Percentage Interests; and

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(iv)        fourth, beginning in the twenty fifth (25th) month following the Effective Date and continuing thereafter during the term of the Agreement, all Extraordinary Cash Flow shall be distributed to the Members pro rata in accordance with their applicable Percentage Interests; provided however, if all amounts of Operating Cash Flow and Extraordinary Cash Flow distributed to BR Member to date will not provide BR Member with an IRR of at least eight percent (8%) per annum as of such date, then the amount to be distributed to the Holtzman Member under this Section 10.3(a)(iv) will be adjusted downward and the amount to be distributed to BR Member under this Section 10.3(a)(iv) will be adjusted upward to an amount which will provide BR Member with an IRR of eight percent (8%).

(b)    Distributions on Liquidation. If the Company is being liquidated and dissolved as a result of any Major Capital Event which generated any such Extraordinary Cash Flow, the assets of the Company (including such Extraordinary Cash Flow) shall be distributed as provided in Article 14 hereof.

10.4         Allocation of Profits and Losses For Capital Account Purposes.

(a)    After giving effect to the allocations set forth in Section 10.6 hereof, items entering into the computation of Profit or Loss for any fiscal year shall be allocated among the Members so that the Capital Account of each Member, increased by such Member’s “share of partnership minimum gain” and “share of partner nonrecourse debt minimum gain” (as so increased, a Member’s Capital Account is hereinafter referred to as such Member’s “Augmented Capital Account”), is, as nearly as possible, positive in the amount that would be distributed to such Member if the Company were to distribute an amount equal to any positive balance in Augmented Members’ Capital between the Members pursuant to Section 10.3(a) hereof; provided, however, that no Loss shall be allocated to any Member for any fiscal year to the extent that such Loss would create or increase a deficit in such Member’s Adjusted Augmented Capital Account.

(b)    For purposes of this Agreement:

(i)          “Augmented Members’ Capital” at the end of any year means the total amount of capital (assets, at their respective Book Values, minus liabilities) appearing on the Company’s balance sheet for capital accounting purposes (taking into account Profit or Loss and all items of income, gain, expense or loss for such year), increased by the amount of “partnership minimum gain” and “partner nonrecourse debt minimum gain” of the Company at the end of such year.

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(ii)         “Adjusted Augmented Capital Account” means, with respect to any Member as of the end of any fiscal year, such Member’s Augmented Capital Account (i) reduced by those anticipated allocations, adjustments and distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6), and (ii) increased by any deficit in such Member’s Capital Account that such Member is deemed obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c) as of the end of such fiscal year.

(iii)        All terms set off in quotation marks and not otherwise defined shall have the meanings ascribed to them in Treasury Regulation Section 1.704-2.

10.5         Distributed Property. Notwithstanding the foregoing provisions of Article 10, upon the distribution of property to a Member for the purposes of computing Profits and Losses, such property shall be treated as if it had been sold for its fair market value on the date of such distribution.

10.6         Special Allocations. The following special allocations shall be made in the following order:

(a)    Any “nonrecourse deductions” shall be allocated among the Members in accordance with their Percentage Interests.

(b)    For purposes of determining the Members’ respective shares of “excess nonrecourse liabilities” of the Company under Treasury Regulations Section 1.752-3, each Member’s “percentage interest in partnership profits” shall be equal to such Member’s Percentage Interest, except to the extent that the TMP, in consultation with the Company’s regular accountants, determines that a different (permissible) allocation is necessary to prevent any Member from recognizing taxable gain under Sections 752 and 731 of the Code.

(c)    Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 10, if there is a net decrease in “partnership minimum gain” during any Company taxable year, each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in “partnership minimum gain,” determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 10.6(c) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

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(d)    Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 10, if there is a net decrease in “partner nonrecourse debt minimum gain” attributable to a “partner nonrecourse debt” during any Company taxable year, each Member who has a share of the “partner nonrecourse debt minimum gain” attributable to such “partner nonrecourse debt,” determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in “partner nonrecourse debt minimum gain” attributable to such “partner nonrecourse debt,” determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 10.6(d) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(e)    Any “partner nonrecourse deductions” for any taxable year shall be specially allocated to the Member who bears the economic risk of loss with respect to the ‘partner nonrecourse debt” to which such “partner nonrecourse deductions” are attributable in accordance with Regulations Section 1.704-2(i)(1).

(f)    The allocation contained in this Section 10.6(f) is intended to be a “qualified income offset” as defined in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent with such regulation. After giving effect to the other allocations set forth in this Section 10.6, items of gross income and gain shall be allocated to each Member in an amount and manner sufficient to eliminate, as quickly as possible, any deficit in such Member’s Adjusted Augmented Capital Account to the extent that such deficit is created or increased by any unexpected adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6).

10.7         Allocations of Profits and Losses for Tax Purposes. The following allocations are solely for tax purposes, and shall not affect the Members’ Capital Accounts:

(a)    For federal tax purposes, in accordance with Section 704(c) of the Code, gain or loss and any depreciation, amortization or other cost recovery with respect to any property which may be contributed shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company and the fair market value at the time of contribution in accordance with Section 704(c) of the Code. Any difference between the Book Value and tax basis of any property resulting from a revaluation described in the definition of Book Value in Section 1.1 above (or from the adjustments to the Book Values of the Company’s assets described in the third sentence of Section 8.9) shall also be taken into account under the principles of Section 704(c) of the Code and the regulations thereunder using the so-called “traditional method” of Section 1.704-3(b) of the Regulations without any curative or remedial allocations unless the Members otherwise expressly agree.

(b)    Consistent with Treasury Regulation Section 1.1245-1(e) (or its successor), any recapture of depreciation deduction shall be allocated to the Member to whom (or to the predecessors in interest of whom) were allocated the prior depreciation deductions.

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(c)    If, in connection with any transfer of an interest in the Company to which Section 743 of the Code applies, the tax bases of the Company’s assets are adjusted, any change in the amount of the depreciation deducted by the Company, and any change in the gain or loss of the Company, for Federal income tax purposes, resulting from such adjustment, shall be allocated entirely to the transferee; provided, however, neither the Capital Accounts of, nor the amount of any cash distributions to, the Members shall be affected as a result of such election, and the making of such election shall have no effect except for Federal income tax purposes.

10.8         Acquisition Fee and Recap Fee. On the date BR Member acquires its interest in the Company, Bluerock Real Estate, L.L.C. shall earn, and the Company shall pay, an acquisition fee (the “Acquisition Fee”) equal to $292,758.00. The Acquisition Fee shall be paid to, or as directed by, Bluerock Real Estate, L.L.C. The funding of the Acquisition Fee shall constitute part of the Capital Contributions being remitted by BR Member, and shall be included in the calculation of any returns payable to BR Member on BR Member’s Capital Contributions. In addition, on the date BR Member acquires its interest in the Company, Holtzman Member shall earn, and the Company shall pay, a recapitalization fee (the “Recap Fee”) in the amount of $150,000.00. The Recap Fee shall be paid to, or as directed by, Holtzman Member. The funding of the Recap Fee shall constitute part of Holtzman Member’s Capital Contributions, and shall be included in the calculation of any returns payable on Holtzman Member’s Capital Contributions.

ARTICLE 11

ASSIGNMENT AND OFFER TO PURCHASE

11.1         Transfers. The Members, or any assignee or successor in interest of the Members, may not, directly or indirectly, sell, assign, give, pledge, hypothecate, encumber or otherwise transfer its interest in the Company, or in any part thereof, or in all or any part of the assets of the Company, other than as provided in this Article 11. A sale, assignment or other transfer by BR Member or Holtzman Member of a portion of its equity interest (a “Partial Interest”) or its entire equity interest in the Company (an “Entire Interest”) to an Affiliate (which shall for purposes hereof include, without limitation, the BR REIT or REIT Member with respect to BR Member) shall be a transfer permitted under this Article 11 and neither BR Member nor Holtzman Member shall be required to obtain the consent of, nor offer the interest to be sold, assigned or transferred to, any other Member; provided that (a) any such transferee that is an Affiliate of Holtzman Member shall be managed, directly or indirectly, by or otherwise under the control of Jonathan Holtzman, (b) any such transfer shall be permitted under any applicable loan documents securing the MONY Loan and/or any other loans secured, in whole or in part, by the Property, (c) the transferring party shall give written notice of any such transfer to the other Member and (d) any transfer of an indirect, non-controlling interest in any Member shall not constitute a transfer under this Agreement.

11.2         Intentionally Omitted

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11.3         Assumption by Assignee. Any assignment of either a Partial Interest or an Entire Interest in the Company under this Article 11 shall be in writing, shall, unless specifically permitted under Section 11.1 with respect to transfers to Affiliates, require the consent of the other Members (which consent shall not be unreasonably withheld, delayed or conditioned), and shall be an assignment and transfer of all of the assignor’s rights and obligations hereunder, and the assignee shall expressly agree in writing to be bound by all of the terms of this Agreement and assume and agree to perform all of the assignor’s agreements and obligations existing or arising at the time of and subsequent to such assignment with respect to the transferred interest. Upon any such permitted assignment of the assignor’s Interest, and after such assumption, the assignee shall become a Member in place of (or in the case of a Partial Interest in addition to) the assignor and the assignor shall, in the case of an assignment of the Entire Interest, be relieved of its agreements and obligations hereunder arising after such assignment. An executed counterpart of each such assignment, whether of a Partial Interest or an Entire Interest, in the Company and assumption of a Member’s obligations shall be delivered to each Member and to the Company. The assignee shall pay all expenses incurred by the Company in (i) admitting the assignee as a Member and/or (ii) complying with and satisfying any lender requirements, costs, fees and/or charges relative to such assignment. Except as otherwise expressly provided herein, no permitted assignment shall terminate the Company.

As a condition to any assignment of an Interest, the assigning Member shall be responsible at its sole cost and expense to obtain such consents as may be required from lenders and other third parties, if any, or waivers thereof. The other Members shall, if such transfer is consented to by such Member or does not require any such Member consent, reasonably cooperate with the assigning Member in obtaining such consents or waivers.

11.4         Amendment of Certificate of Formation. If an assignment of an Entire Interest in the Company shall take place pursuant to the provisions of this Article 11, then the continuing Members promptly thereafter shall cause to be filed, to the extent necessary, an amendment to the Company’s Certificate of Formation with all applicable state authorities, together with any necessary amendments to the fictitious or assumed name(s) of the Company in order to reflect such change or take such similar action as may be required.

11.5         Other Assignments Void.

(a)    Except as otherwise provided in this Article 11, no other sale, assignment, gift, pledge, hypothecation, encumbrance or other transfer (including any transfer by dissolution, merger or distribution of assets) by a Member of its interest in the Company, or in any part thereof, or in all or any part of the assets of the Company shall be permitted. Any purported assignment or transfer of an interest in the Company not otherwise permitted by this Article 11 shall be null and void and of no effect whatsoever.

(b)    Except as otherwise permitted in Section 11.1 hereof, any Member which is an incorporated or unincorporated business entity or limited liability company and any permitted assignee of any Partial Interest or of the Entire Interest of such Member shall not permit, without the prior written consent of BR Member, which consent shall not be unreasonably withheld, the admission of any new equity interest holder to such entity or the assignment to any person or entity, who is not now an equity interest holder or an Affiliate of an equity interest holder in such entity, of any kind of interest whatsoever in such entity. Notwithstanding anything in this Agreement to the contrary, membership interests in Holtzman Member may be transferred to or among employees of Holtzman Member at any time without the prior written consent of BR Member, provided that (i) Jonathan Holtzman directly owns at least twenty-five percent (25%) of the equity of Holtzman Member and (ii)  Jonathan Holtzman is the “Manager” of Holtzman Member.

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(c)    Notwithstanding any provision in this Section 11.5 to the contrary, any Member which is an incorporated or an unincorporated business entity or limited liability company may admit additional equity participants to such entity, provided that (x), subject to the last sentence of Section 11.5(b) above, at no time will the equity holders of such entity at the time such entity becomes a Member under this Agreement own, in the aggregate, less than the requisite voting equity interests in such entity pursuant to the MONY Loan documents (or of any successor or other secured or refinancing lender), and (y) in the case of Holtzman Member, at no time will management and control of such entity, directly or indirectly, be vested in any party or parties other than in Jonathan Holtzman.

11.6         Right to Cause Sale of Property.

(a)    By consent, the Members may, at any time, decide to sell the Property on terms and conditions unanimously acceptable to the Members. In such event, the Company shall employ, at the Company’s expense, an exclusive broker or investment banker to market the Property, and the marketing process carried out by such broker or investment banker will conclusively determine the fair market value of the Property.

(b)    In addition to the rights set forth in Section 11.6 (a), (A) in the event of a Section 7.8(b) Deadlock (which the parties acknowledge is limited by the terms of Section 7.8(c)), or (B) at any time subsequent to three (3) years after the Effective Date whether or not a Deadlock under Section 7.8(b) has occurred, either Manager may require the sale by the Company of the Property (or of BR Member’s Entire Interest) by written notice to the other Manager and Members under the following terms and conditions:

(i)          The Members shall, in good faith, attempt to negotiate mutually agreeable price and terms for a period of up to 60 days after the receipt of the notice described above, and following a mutually agreed resolution of such terms and price, Holtzman Member shall have the right to purchase the Property (or the BR Member’s Entire Interest) for such agreed price and terms, by giving BR Member written notice of such election within ten (10) days thereafter. Failing the parties ability to come to terms on acceptable price and terms of sale, or if BR Member fails to give notice of its agreement with the proposed terms, BR Member shall provide Holtzman Member with a letter of intent specifying the general terms upon which BR Member desires to sell the Property (or its Entire Interest) (the “Offering Notice”), which Offering Notice shall provide for at least 90 days to close, and Holtzman Member shall have a right of first offer (the “Right of First Offer”) to purchase the Property (or the BR Member’s Entire Interest, as applicable) on the same terms and conditions set forth in the Offering Notice. Holtzman Member shall have thirty (30) days after receipt of the Offering Notice to notify BR Member in writing of its election to exercise its Right of First Offer.

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(ii)         If Holtzman Member exercises its Right of First Offer to purchase the Property (or BR Member’s Entire Interest) on the terms and conditions set forth in the Offering Notice, then the closing shall proceed in accordance with the Offering Notice. If Holtzman Member declines to exercise its Right of First Offer, or Holtzman Member fails to notify BR Member in writing, within the foregoing thirty (30) day period of its decision to exercise its Right of First Offer based on the terms set forth in the Offering Notice, then the parties shall commence the appraisal process described on Schedule 11.6(b)(ii) attached hereto. If applicable, upon the delivery of the written, final “Appraised Value” (defined in Schedule 11.6(b)(ii)), the Right of First Offer shall be deemed automatically revised to substitute a price equal to the Appraised Value for the price set forth in the Offering Notice, unless BR Member, in its sole discretion, determines and notifies Holtzman Member within twenty (20) days after BR Member’s receipt of the Appraisal Value (“BR Member Notice Period”), that BR Member does not wish to proceed with the sale, whereupon the sale process will be cancelled. If the BR Member cancels the sale process as aforesaid, if the exercise of the rights under this Section 11.6 arose out of a Deadlock, such Deadlock shall be subject to arbitration as provided in Section 7.8(d) and this Section 11.6 shall have no further application with respect to such Deadlock. If, however, the BR Member does not timely elect to cancel the sale process, Holtzman Member shall have twenty (20) days from the date of expiration of the BR Member Notice Period to notify BR Member in writing whether Holtzman Member elects to exercise its Right of First Offer at the substituted price (i.e., the Appraised Value). If the BR Member has not canceled the sale process and the Holtzman Member has given notice of its election to exercise its Right of First Offer at the substituted price (i.e. the Appraised Value), then the closing of the sale shall proceed in accordance with the terms of the Offering Notice subject only to the revised price and the extension of the closing date to 90 days from the date of the Holtzman Member’s election to exercise its Right of First Offer. However, if the Holtzman Member declines to exercise its Right of First Offer at the substituted price (i.e. the Appraised Value), then, for a period of one (1) year after the date of Holtzman’s rejection (or deemed rejection) of its Right of First Offer, BR Member shall be entitled to require the Company to sell the Property. Such sale shall be on substantially the same terms as are set forth in the Offering Notice. For purposes hereof, a sale shall be on “substantially the same terms” as are set forth in the Offering Notice, if (A) the purchase price paid by a third party is at least equal to or greater than ninety-five percent (95%) of the Appraised Value and (B) the remaining material terms of the sale are not materially less favorable to the Company than those terms set forth in the Offering Notice.

11.7         Provisions Generally Applicable to Sales. The following provisions shall be applicable to sales under Sections 11.6 and/or 14.2, as indicated:

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(a)    For purposes of any sale of an Entire Interest of a Member, the purchase price shall be adjusted to reflect assets, liabilities and income of the Company not reflected in the Company’s financial statements at the time of the notice of election. Furthermore, the purchase price, as so adjusted, shall be subject to such post-closing adjustments as the circumstances may require. The amount payable to the selling Member for its Entire Interest shall be calculated based on the purchase price, as so adjusted, and distributable on account of such Entire Interest pursuant to the calculation set forth in Section 10.3(b), payable by wire transfer of immediately available funds to the seller’s account. All prorations of real estate taxes, rents, etc., shall be made as of the date of sale. All transfer taxes and recording fees shall be paid for by the party usually charged with such payment under local custom.

(b)    The purchase price for an Entire Interest shall be further adjusted to account for any outstanding Delinquency Loan(s) made by the selling Member to the Company. Such Delinquency Loan(s), including interest thereon accrued and unpaid, shall be purchased at par by the purchasing Member for the principal amount thereof and accrued and unpaid interest thereon as a condition precedent to such sale. The purchase price for such Delinquency Loan(s) shall be paid by wire transfer of immediately available funds to the selling Member’s account. At the closing, the selling Member shall deliver to the purchasing Member any note and bond evidencing such Delinquency Loan(s) and all documents securing the same and an assignment or satisfaction thereof, in a form reasonably acceptable to the purchasing Member.

(c)    On payment of the purchase price for an Entire Interest, the purchasing Member shall, at its option, either (1) obtain a release of the selling Member from all liability, direct or contingent, by all holders of all Company debts, obligations or claims against the Company for which any Member is or may be personally liable except for any debts, obligations or claims which are fully insured by public liability insurer(s) acceptable to the selling Member, or (2) cause all such debts, obligations or claims to be paid in full at the closing, or (3) deliver to the selling Member an agreement in a commercially reasonable form and substance to defend, indemnify and save the selling Member harmless from any actions, claims or loss arising from any debt, obligation or claim of the Company arising prior to date of sale.

(d)    All Members (including the selling Member) shall be entitled to any distributions of Operating Cash Flow from the Company following the giving of the notice of election and until the closing.

(e)    At the closing of the sale of the Entire Interest of a Member, the selling Member shall execute an assignment of its interest in the Company, free and clear of all liens, encumbrances and adverse claims, which assignment shall be in form and substance reasonably satisfactory to the purchasing Member, and such other instruments as the purchasing Member shall reasonably require to assign the Entire Interest of the selling Member to such person or entity as the purchasing Member may designate. For any sale or transfer under, and subject to the provisions of Article 11 of this Agreement, the purchasing Member may designate an assignee to take ownership of the Entire Interest, which assignee need not be an Affiliate of the Purchasing Member, subject to the other Members’ reasonable consent.

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(f)    In the event of a purchase and sale pursuant to Section 14.2, the Company shall be dissolved and terminated as of the closing date of the sale, and on such closing date the Members shall execute and file a Certificate of Cancellation of the Company’s Certificate of Formation. The Members shall reasonably cooperate in taking all steps necessary in connection with the dissolution and termination of the Company, including but not limited to setting aside reasonable sums to pay for all taxes, costs and/or expenses in connection therewith.

(g)    At the election of the purchasing Member, the purchase and sale of an Entire Interest will be structured to avoid, if possible, a termination of the Company for Federal tax purposes and/or under the Act.

(h)    Any transfer or purported transfer of any Interest, whether to another Member or to a third party, shall be of no effect and void ab initio, and such transferee shall not become a Member or an owner of the purportedly transferred Interest, if the Members determine in their sole but reasonable discretion that:

(i)          the transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws;

(ii)         the transfer would result in a termination of the Company under Code Section 708(b) (except for transfers specifically approved by the Members, or Affiliate Transfers pursuant to Section 11.1);

(iii)        as a result of such transfer the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder;

(iv)        if as a result of such transfer the aggregate value of Interests held by “benefit plan BR Members” including at least one benefit plan BR Member that is subject to ERISA, could be “significant” (as such terms are defined in U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101(f)(2)) with the result that the assets of the Company could be deemed to be “plan assets” for purposes of ERISA;

(v)         as a result of such transfer, the Company would or may have in the aggregate more than one hundred (100) members and material adverse federal income tax consequences would result to a Member. For purposes of determining the number of members under this Section 11.7(h)(v), a Person (the “Beneficial Owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the Code) (the “Flow-Through Entity”) shall be considered a member, but only if (1) substantially all of the value of the Beneficial Owner’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Company and (2) in the sole discretion of the Managers, a principal purpose of the use of the Flow-Through Entity is to permit the Company to satisfy the 100-member limitation.

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ARTICLE 12

DISSOLUTION OR BANKRUPTCY OF A MEMBER

12.1         Bankruptcy, etc. In the event:

(a)          any Member shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or seek any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under the present or any future Federal bankruptcy code or any other present or future applicable Federal, state, or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Member or its interest in the Company (the term “acquiesce” includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within ten (10) days after the appointment); or

(b)          a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against any Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy code or any other present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and said Member shall acquiesce in the entry for such order, judgment or decree (the term “acquiesce” includes but is not limited to the failure to file a petition or motion to vacate or discharge such order, judgment or decree within ten (10) days after the entry of the order, judgment or decree) or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Member or of all or any substantial part of said Member’s property or its interest in the Company shall be appointed without the consent or acquiescence of said Member and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(c)          any Member shall admit in writing its inability to pay its debts as they mature; or

(d)          any Member shall give notice to any governmental body of insolvency, or pending insolvency, or suspension or pending suspension of operations; or

(e)          any Member shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

then, any such event shall cause the dissolution of the Company and the other Member shall be the Liquidating Member.

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12.2         Reconstitution. Notwithstanding the provisions of Section 12.1, the remaining Members may, within ninety (90) days of any event described in this Article 12, agree by unanimous written consent to (a) continue the Company or (b) transfer the assets of the Company to a newly organized entity and accept ownership interests in such entity in exact proportion to their respective interests in the Company at the time of dissolution, provided that at the time the event described in this Article 12 occurs, the Company has at least two (2) continuing Members. An appropriate amendment to or cancellation of the Certificate of Formation and all other filings required by law shall be made in accordance with any action taken pursuant to this Section 12.2.

ARTICLE 13

DEFAULT

13.1         Defaults. After the Effective Date, if any Member fails to perform any of its obligations hereunder, breaches any of the terms, conditions or covenants of this Agreement, then the other Member (“Nondefaulting Member”) shall have the right to give such Member (“Defaulting Member”) a notice of default (“Notice of Default”). The Notice of Default shall set forth the nature of the obligation which the Defaulting Member (or its Affiliate, if applicable) has not performed. This Section 13.1 shall not apply to the provisions of Sections 4.5 and 4.6, which provide for their own, separate requirements and remedies.

(a)          If such default is not curable by the payment or expenditure of money and if, within the thirty (30) day period following receipt of the Notice of Default or within such shorter time period that may be specified in the Affiliate Agreement, the Defaulting Member (or its Affiliate, if applicable) in good faith commences to perform such obligation and cure such default and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within a reasonable time, or within such shorter time period that may be specified in the Affiliate Agreement, then it shall be deemed that the Notice of Default was not given and the Defaulting Member shall lose no rights hereunder. If, within such thirty (30) day period, or within such shorter time period that may be specified in the Affiliate Agreement, the Defaulting Member (or its Affiliate, if applicable) does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof, then the Nondefaulting Member shall have the rights set forth in Section 13.1(c).

(b)          If such default is curable by the payment or expenditure of money, and if such sums of money shall be paid within fifteen (15) days after receipt of the Notice of Default with respect thereto, or within such shorter time period as may be specified in the Affiliate Agreement, then it shall be deemed that such Notice of Default was not given and the Defaulting Member shall lose no rights hereunder. If such sums are not so paid within such fifteen (15) day period, or within such shorter time period as may be specified in the Affiliate Agreement, then the Nondefaulting Member shall have the rights set forth in Section 13.1(c).

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(c)          If any default is not cured as set forth in Sections 13.1(a) or 13.1(b), the Nondefaulting Member, in addition to any separate rights it may have to enforce the Company’s rights under any Affiliate Agreement that is the subject of a Notice of Default, shall have the right to terminate this Agreement by giving the Defaulting Member written notice thereof, whereupon such default may be treated by the Nondefaulting Member as a dissolution of the Company, and the Nondefaulting Member shall be the “Liquidating Member”.

Failure by a Nondefaulting Member to give any notice of a default as specified herein, or any failure to insist upon strict performance of any of the terms of this Agreement shall not constitute a waiver of any such breach or any of the terms of this Agreement. No breach shall be waived nor shall any duty to be performed be altered or modified except by written instrument. One or more waivers or failure to give notice of default shall not be construed as a waiver of a subsequent or continuing breach of the same covenant.

13.2         Negation of Right to Dissolve by Will of Member. Except as set forth in Articles 4, 11 and 12 and in Section 13.1, no Member shall have the right to terminate this Agreement or dissolve the Company by its express will or by withdrawal without the unanimous written consent of the Managers. Upon any dissolution occurring by operation of law or caused by the express will or withdrawal of one of the Members in contravention of this Agreement, the Members not causing the dissolution shall be the Liquidating Member; provided however if the Members causing the dissolution is the Holtzman Member, then the BR Member shall be the Liquidating Member.

13.3         Non-Exclusive Remedy. The rights granted in Section 13.1 shall not be deemed an exclusive remedy of the Nondefaulting Member, but all other rights and remedies, legal and equitable, shall be available to it.

ARTICLE 14

DISSOLUTION

14.1         Winding Up by Members. Upon dissolution of the Company by expiration of the term hereof, by operation of law, by any provision of this Agreement or by agreement among the Members, the Company’s business shall be wound up and all its assets distributed in liquidation. In such dissolution, except as otherwise expressly provided in Articles 4, 11, 12 and 13, the Members shall be co-liquidating Members. In such event the Members shall have the right to wind up the Company and shall proceed to cause the Company’s property to be sold and to distribute the proceeds of sale as provided in Section 14.4. Except in respect of (i) all assets on which a single, non-severable mortgage or other lien will be in effect after such distribution, and (ii) any assets which the Members shall determine are not readily severable or distributable in kind, the Members, to the extent that liquidation of such assets is not required to fulfill the payments, if any, under subsections (a), (b), (c), (d) and (e) of Section 14.4, shall, if they agree, have the right to distribute, in kind, all or a portion of the assets of the Company to the Members.

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14.2         Winding Up by Liquidating Member. In a dissolution pursuant to either Articles 4, 11, 12 or 13, the Liquidating Member shall be as therein provided and such Liquidating Member shall have the right to wind up the Company and cause the Company’s assets to be sold and the proceeds of sale distributed as provided in Section 14.4.

14.3         Distributions of Operating Cash Flow. Subject to Section 14.4 hereof as to proceeds of liquidation, upon the dissolution of the Company for any reason during the period of liquidation and until termination of the Company the Members shall continue to receive the Operating Cash Flow and to share profits and losses for all tax and other purposes as provided elsewhere in this Agreement.

14.4         Distributions of Proceeds of Liquidation. For purposes of this Section 14.4, “proceeds of liquidation” shall equal cash available for liquidation, net of liens secured by the Property or the Company’s assets. The proceeds of liquidation shall be applied in the following order of priority:

(a)    First. To the payment of:

(i)          expenses of liquidation.

(b)    Second. To the setting up of any reserves which the Liquidating Member or Members, as the case may be, may deem necessary for any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. Said reserves may be deposited by the Company in a bank or trust company acceptable to the Liquidating Member or Members, as the case may be, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities or obligations, and at the expiration of such period as the Liquidating Member or Members, as the case may be, shall deem advisable, distributing the balance, if any, thereafter remaining, in a manner hereinafter provided.

(c)    Third. To the repayment of any unsecured debts and liabilities of the Company including but not limited to Delinquency Loans.

(d)    Any remaining amount shall be distributed pursuant to Section 10.3(a).

No Member shall be obligated to make any contributions to the Company as a result of such Member having a negative balance in its Capital Account.

14.5         Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the losses normally attendant upon a liquidation.

14.6         Financial Statements. During the period of winding up, the Company’s then independent certified public accountants shall prepare and furnish to each of the Members, until complete liquidation is accomplished, all the financial statements provided for in Section 8.1. The Liquidating Member or Members, as the case may be, shall be responsible to accomplish this.

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14.7         Restoration of Deficit Capital Accounts. At no time during the term of the Company shall a Member with a deficit balance in its Capital Account have any obligation to the Company or to another Member or to any other person to contribute Capital or otherwise to restore such deficit balance.

ARTICLE 15

LIABILITY/INDEMNIFICATIONS

15.1         Liability. A Member shall not be personally liable for the debts, liabilities or obligations of the Company. Notwithstanding the foregoing, a Member will be liable for any distributions made to it, if, after such distribution, the outstanding liabilities of the Company (other than liabilities to Members on account of their interests in the Company and liabilities for which the recourse of creditors is limited to specific Company property) exceed the fair value of the Company’s assets (provided that the fair value of Company property that secures recourse liability shall be included only to the extent its fair value exceeds such liability) and the Member had knowledge of this fact at the time the referenced distribution was received.

15.2         Exculpation of Members, Managers and Their Representatives. No Member or Manager shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member or Manager. For purposes of this Section 15, officers, directors, employees, agents, appointees and other representatives of the Member or of the Manager, or of their respective Affiliates, who are functioning on behalf of such Member or Manager in connection with this Agreement (collectively, “Member Parties”) shall receive the same benefits of exculpation from liability and of indemnification, as provided to Members or Managers as set forth herein.

15.3         Indemnification by Company. The Company hereby indemnifies, holds harmless and defends the Members, the Managers and the Member Parties (each, an “Indemnitee”) from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (a)(i) their activities on behalf of the Company or in furtherance of the interests of the Company, including, without limitation, the provision of guaranties to third party lenders in respect of financings relating to the Company or any of its assets (but specifically excluding from such indemnity by the Company any liability under Non-Recourse Carveout Guaranties triggered as a result of such Indemnitee’s breach thereof), (ii) their status as Members, Managers or Representatives of the Company, or (iii) the Company’s assets, property, business or affairs (including, without limitation, the actions of any officer, director, member or employee of the Company), if (b) the Indemnitee’s acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct. The foregoing notwithstanding, nothing herein shall be construed to cause the Company to indemnify and hold harmless any Indemnitee from any liability under a Non-Recourse Carveout Guaranty to the extent that any such liability thereunder arises as a result of a bad act (e.g. fraud, misrepresentation, gross negligence, etc.) of any Indemnitee and, to the extent there is a separate backstop agreement or other indemnity arrangement by and between the Indemnitees with respect to any such liability, the parties thereto shall first pursue their recover under any such backstop agreement before pursuing any indemnification against the Company with respect to any such Non-Recourse Carveout Guaranty and no party that is held liable for any payment under any such backstop agreement or other indemnification agreement shall be entitled to recover any payments made by such Indemnitee with respect to any such indemnification obligations from the Company pursuant to this Section. Reasonable expenses incurred by the Indemnitee in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

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15.4         Indemnification by Members for Misconduct.

(a)          Holtzman Member hereby indemnify, defend and hold harmless the Company, BR Member, each permitted transferee of BR Member and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, Holtzman Member.

(b)          BR Member hereby indemnifies, defends and holds harmless the Company, Holtzman Member, each permitted transferee of Holtzman Member and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, BR Member.

15.5         General Indemnification by the Members.

(a)          Notwithstanding any other provision contained herein, each Member (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Members, the Company and each of their subsidiaries and their officers, directors, members, partners, shareholders, employees, agents and appointees (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, or (ii) any breach of any obligation by or any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party or its Affiliates, whether in this Agreement, an Affiliate Agreement or in any other agreement with respect to the Property (or interests therein), assets, agreements, rights or other interests conveyed, assigned, contributed or otherwise transferred to the Company.

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(b)          Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of the Members under this Section 15.5 shall be limited to such Indemnifying Party’s Interest in the Company.

15.6         Survival. The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise. The terms of this Section 15 shall survive termination of this Agreement.

ARTICLE 16

NOTICES

16.1         In Writing; Address. All notices, elections, offers, acceptances, demands, consents and reports (collectively “notices”) provided for in this Agreement shall be in writing and shall be given to the Company, the Members or the other Member at the address set forth below or at such other address as the Company or any of the parties hereto may hereafter specify in writing.

to BR Member:

BR VG MDA JV Member, LLC

c/o Bluerock Real Estate, LLC

70 East 55th Street, 9th Floor

New York, NY 10022

Attn. Jordan Ruddy and Michael Konig

Email: jruddy@bluerockre.com and

Mkonig@bluerockre.com

Fax: (646) 278-4220

with a copy to:	Hirschler Fleischer 2100 East Cary Street Richmond, VA 23223-7078 Attn. S. Edward Flanagan Email; eflanagan@hf-law.com Fax (804) 644-0957
to Holtzman Member:	Village Green Companies 30833 Northwestern Highway, Suite 300 Farmington Hills, Michigan 48334-2551 Attention: Jonathan Holtzman Email: jholtzman@villagegreen.com Fax: 248-538-2727

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with a copy to:	Jonathan R. Borenstein, Esq. Honigman Miller Schwartz and Cohn LLP 39400 Woodward Avenue, Suite 101 Bloomfield Hills, MI 48304-5151 Email: jrb@honigman.com Fax: 248-566-8413

and a copy to:	Wayne Moretti 3436 N. Kennicott0Suite 100 Arlington Heights, IL 60004 Email: wmoretti@fapllc.com Fax: 312-360-0301

All notices hereunder shall be deemed sufficiently given or served for all purposes when delivered (i) by personal service or courier service, and shall be deemed given on the date when signed for or, if refused, when refused by the person designated as an agent for receipt of service, (ii) by facsimile transmission to any party hereto at the Fax numbers above stated or such other Fax numbers of which a party shall have notified the party giving such notice in writing as aforesaid, (iii) by email to any party hereto at the email address above stated or such other email address of which a party shall have notified the party giving such notice in writing as aforesaid, or (iv) by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office or sent by any reputable overnight courier service that obtains a signature upon delivery and shall be deemed to have been received by the addressee on the third business day following the date of such mailing. Such notices, demands, consents and reports may also be delivered by hand, or by any other method or means permitted by law. For purposes hereof, notices may be given by the parties hereto or by their attorneys identified above.

16.2         Copies. A copy of any notice, service of process, or other document in the nature thereof, received by any Member from anyone other than the other Members, shall be delivered by the receiving Member to the other Members as soon as practicable.

ARTICLE 17

MISCELLANEOUS

17.1         Additional Documents and Acts. In connection with this Agreement as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions. All approvals of any party hereunder shall be in writing.

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17.2         Estoppel Certificates. Each Member shall at any time and from time to time upon not less than twenty (20) days prior written notice from any other Member execute, acknowledge, and send to the other Members a statement in writing certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and stating the modifications) and stating whether or not as to all Members any Member is in default in keeping, observing or performing any of the terms contained in this Agreement, and if in default, specifying each such default (limited, as regards the other’s defaults, to those defaults of which the certifying Member has knowledge).

17.3         Limitation on Liability. Except as set forth in Section 15, the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions as provided under Section 4.1. Except as set forth in Section 15, any claim against any Member (the “Member in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question’s Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 10.3 hereof. Except as set forth in Section 15, any right to proceed against (a) any other assets of the Member in Question or (a) any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

17.4         Limitation On Use of Names. Notwithstanding anything contained in this Agreement or otherwise to the contrary, each of BR Member and Holtzman Member as to itself agree that neither it nor any of its Affiliates, agents, or representatives is granted a license to use or shall use the name of the other under any circumstances whatsoever, except such name may be used in furtherance of the business of the Company but only as and to the extent unanimously approved by the Members. Any change in the name of the Property must be approved by the Members.

17.5         Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with the other Members for the benefit of such Members, that (i) it is not currently making a market in Interests in the Company and will not in the future make such a market and (ii) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder. Each Member further agrees that it will not assign any Interest in the Company to any assignee unless such assignee agrees to be bound by this Section and to assign such Interest only to such Persons who agree to be similarly bound.

17.6         Uniform Commercial Code. The interest of each Member in the Company shall be an “uncertificated security” governed by Article 8 of the Delaware UCC and the UCC as enacted in the State of New York (the “New York UCC”), including, without limitation, (i) for purposes of the definition of a “security” thereunder, the interest of each Member in the Company shall be a security governed by Article 8 of the Delaware UCC and the New York UCC and (ii) for purposes of the definition of an “uncertificated security” thereunder.

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17.7         Public Announcements. None of the Members nor any of their Affiliates shall, without the prior approval of the other Members, issue any press releases or otherwise make any public statements with respect to the Company or the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange.

17.8         Interpretation. This Agreement and the rights and obligations of the Members hereunder shall be interpreted in accordance with the laws of the State of Delaware.

17.9         Entire Agreement. This instrument and the other documents referenced or attached as Exhibits contain all of the understandings and agreements of whatsoever kind and nature existing among the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Company and supersede all prior agreements.

17.10         References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

17.11         Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

17.12         Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective distributees, successors and assigns.

17.13         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes constitute one agreement which is binding on all of the parties hereto.

17.14         Confidentiality. The terms and provisions of this Agreement shall be kept confidential and shall not, without the other Member’s prior written consent (which shall not be unreasonably withheld), be disclosed by a Member or by a Member’s agents, managers, members, representatives and employees to any person or entity that this Agreement has been signed and exists; provided, however, that this Section 17.14 shall not prohibit the disclosure of the terms of this Agreement by any Member to its agents for business reasons consistent with Section 2.4 or to its members or prospective members, investors, lenders other business partners or prospective business partners or as otherwise required by law. No publicity, media communications, press releases or other public announcements concerning this Agreement or the transactions contemplated hereby shall be issued or made by any Member without the consent of the other Members.

17.15         Amendments. This Agreement may not be amended, altered or modified except by a written instrument signed by all parties.

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17.16         Schedules. All Schedules and attachments hereto are expressly made a part of this Agreement, as fully as though completely set forth herein, and all references in this Agreement thereto shall be deemed to refer to and include all such Schedules and attachments.

17.17         Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder.

17.18          Cooperation with BR Member’s Auditors and SEC Filing Requirements. For a period of twelve (12) months following the Closing, the Holtzman Member shall provide or cause the Company to provide to the BR Member copies of, or shall provide or cause the Company to provide the BR Member access to, factual information as may be reasonably requested by the BR Member, and in the possession or control of the Holtzman Member or the Company, or its property manager or accountants, to enable the BR Member’s auditor to conduct an audit required under Section 3-14 of Regulation S-X as promulgated by the Securities and Exchange Commission. Notwithstanding anything contained herein, (x) the BR Member shall be responsible for all costs and expenses associated with this audit, and (y) the Holtzman Member shall reasonably cooperate (at no cost to the Holtzman Member) with the BR Member’s auditor in the conduct of such audit (including making commercially reasonable representations to such auditors to affirm the information provided).

[THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS IMMEDIATELY.)

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, as of the day and year first above written.

BR MEMBER:

BR VG MDA JV MEMBER, LLC, a Delaware limited liability company

By:	BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND, LLC, a Delaware limited liability company, its Manager

	By:	Bluerock Real Estate, L.L.C., a Delaware limited liability company, its Manager

		By:	/s/ Jordan B. Ruddy
		Name:	Jordan B. Ruddy
		Title:	President

SIGNATURES CONTINUED NEXT PAGE

HOLTZMAN MEMBER:

MDA ASSOCIATES OF ILLINOIS, LLC
By: Holtzman Interests No. 17, LLC, a Michigan limited liability company
Its: Manager

By:	/s/ Jonathan Holtzman
Name:	Jonathan Holtzman
Title:	Manager

And By:	/s/ Wayne Moretti
Name:	Wayne Moretti
Title:	Member

2

SCHEDULE 2.3

Legal Description of Property

PARCEL 1:

LOTS 3 TO 6, BOTH INCLUSIVE, IN RICHARD T. HAINES' SUBDIVISION OF LOTS 1 TO 5 IN BLOCK 10 OF FORT DEARBORN ADDITION TO CHICAGO, IN SECTION 10, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 2:

LOTS 1 AND 2 IN RICHARD T. HAINES' SUBDIVISION OF LOTS 1 TO 5 IN BLOCK 10 OF FORT DEARBORN ADDITION TO CHICAGO, IN SECTION 10, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 3:

THE NORTH 1/2 OF A STRIP OF LAND 9.5 FEET IN WIDTH: (I) LYING SOUTH OF AND ADJOINING LOTS 1 THROUGH 6, BOTH INCLUSIVE, IN RICHARD T. HAINES' SUBDIVISION OF LOTS 1 TO 5 IN BLOCK 10 OF FORT DEARBORN ADDITION TO CHICAGO; (II) LYING NORTH OF AND ADJOINING LOT 7 IN RICHARD T. HAINES' SUBDIVISION AFORESAID AND (III) LYING NORTH OF THE NORTH LINE EXTENDED EAST, OF LOT 7 IN RICHARD T. HAINES SUBDIVISION; ALL IN BLOCK 10 OF FORT DEARBORN ADDITION TO CHICAGO AFORESAID, IN SECTION 10, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

PARCEL 4

NON-EXCLUSIVE EASEMENT IN FAVOR OF PARCELS 1, 2 & 3 AS CREATED BY GRANT OF EASEMENT MADE BY AND BETWEEN CONSOLIDATED EQUITY III, LLC AND MDA CITY APARTMENTS, LLC RECORDED MARCH 16, 2006 AS DOCUMENT NUMBER 0607544098, FOR VEHICULAR AND PEDESTRIAN INGRESS AND EGRESS OVER, UPON, ON OR THROUGH THE SOUTH 1/2 OF THE VACATED ALLEY LYING NORTH OF AND ADJOINING LOT 7 IN RICHARD T. HAINES' SUBDIVISION OF LOTS 1 TO 5 IN BLOCK 10 OF FORT DEARBORN ADDITION TO CHICAGO AFORESAID, IN SECTION 10, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, EXCEPTING THEREFROM ANY PORTION SITUATED MORE THAN THIRTY (30) FEET ABOVE CURRENT GRADE.

Address: 185 North Wabash, Chicago, IL 60601

PIN: 17-10-306-001-0000; 17-10-306-002-0000

A-1

SCHEDULE 2.9

SECTION I

Representations and Warranties of Holtzman Member and Jonathan Holtzman

Holtzman Member and Jonathan Holtzman each represents and warrants to BR Member that to the best of its knowledge and belief, the following are true and correct as of the date hereof and as of the date of closing:

1.          The Property shall be free and clear of any lien or encumbrances of any nature other than the matters set forth on Schedule 2.9-1 below (the “Permitted Exceptions”), and shall be free of any contract, agreement, right, obligation or liability except for the Permitted Exceptions and as contemplated by this Agreement. No person has any option to purchase, right of first refusal or any other agreement giving any person the right to purchase or otherwise acquire the Property or any interest therein other than the Company.

2.          The list of leases set forth on the Rent Roll attached hereto as Schedule 2.9-2 below is true and correct in all material respects and there are no other leases affecting, or tenants or other parties in possession of, the Property that are not set forth and reflected on the Rent Roll. The Rent Roll accurately reflects all information with respect to each lease reflected thereon, and, except as set forth on the Rent Roll, there are no current defaults under any leases.

3.          Except for matters disclosed in the reports set forth on attached Schedule 2.9-3 below (“Existing Environmental Reports”), there are no known hazardous materials present on, beneath, or at the Property. The Existing Environmental Reports constitute all reports and/or studies performed by or on behalf of, or in the possession or control of, Holtzman Member, and/or its agents or Affiliates relating to the environmental condition of the Property. Each of the Existing Environmental Reports delivered to BR Member are true and complete copies thereof.

4.          The Company has not incurred any actual or contingent liabilities other than in the ordinary course and as shown on the balance sheet of the Company as of the Closing as set forth on attached Schedule 2.9-4 below, and Holtzman Member and Jonathan Holtzman have no knowledge of any liabilities of the Company or related to the Property not shown on such balance sheet. Without limitation, as a result of the transactions described in Recitals B through D, neither BR Member nor the Company will have any taxable income allocated to it (and if any such taxable income is allocated to either, Holtzman Member, and not BR Member, shall be responsible and liable for any state or federal income tax attributable to such allocation). Likewise, such balance sheet shows all assets of the Company and related to the Property.

B-1

5.          Neither the execution and the delivery of this Agreement nor the performance of any obligations hereunder nor the consummation of the transactions contemplated by this Agreement (i) is subject to any requirement that Holtzman Member or the Company obtain any consent, approval or authorization of, or make any declaration or filing with, any Governmental Authority or third party which has not been obtained (other than building permits, certificates of occupancy and operating permits which the Company will seek), or (ii) will result in any breach, constitute any default, or result in the imposition of any lien or encumbrance on any legal or beneficial interest in Holtzman Member or the Company under any contract, instrument, order or other matter to which Holtzman Member or the Company is a party or by which Holtzman Member or the Company is bound.

6.          There are no actions, suits, claims, litigation, proceedings or investigations, at law or in equity, or by any Governmental Authority or other Person against Holtzman Member or the Company, which if determined adversely, would have a material adverse effect on Holtzman Member’s or the Company’s ability to meet their respective obligations in connection with the transaction contemplated hereby, or which would have a material adverse effect on the Property or which would have a material reportable effect on the Schedule 2.9-4 balance sheet; nor does Holtzman Member or Jonathan Holtzman have any knowledge of any basis for any such actions, suits, claims, litigation, proceedings or investigations.

SECTION II

Representations and Warranties of each Member

Each Member represents and warrants to the other that, to the best of its knowledge and belief, the following are true and correct as of the date hereof:

1.          Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action. This Agreement constitutes the legal, valid and binding obligation of such Member.

2.          No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Member (or any of its Affiliates) of the transactions contemplated hereby (i) does or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) does or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) does or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates or any of their properties or assets is or may be bound or (iv) does or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Member or any of its Affiliates.

3.          Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or consummation by such Member (or any of its Affiliates) of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

4.          Litigation. Except as disclosed to the Member relying on this representation, there are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s (or any of its Affiliate’s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

5.          Investigation. Such Member is acquiring or has acquired its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

6.          Broker. No broker, agent or other person acting as such on behalf of such Member was instrumental in consummating this transaction and no conversations or prior negotiations were had by such party with any broker, agent or other such person concerning the transaction that is the subject of this Agreement.

7.          Investment Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

8.          Securities Matters.

(a)          None of the Interests are registered under the Securities Act or any state securities laws. Such Member understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement. Such Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(b)          Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests. Such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

(c)          Such Member is unaware of, and is in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the Interests, and no Member has taken any action which could give rise to any claim by any person for brokerage commissions, finders’ fees (without regard to any finders’ fees payable by the Company directly) or the like relating to the transactions contemplated hereby.

(d)          Such Member is not relying on the Company or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests, and such Member has relied on the advice of only such Member’s advisors.

(e)          Such Member understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available. Such Member agrees that it will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Interests in violation of this Agreement.

(f)          Such Member has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the Interests.

(g)          Such Member has significant prior investment experience, including investment in non-listed and non-registered securities. Such Member is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such a loss should occur. Such Member’s overall commitment to investments which are not readily marketable is not excessive in view of such Member’s net worth and financial circumstances and the purchase of the Interests will not cause such commitment to become excessive. The investment in the Interests is suitable for such Member.

(h)          Such Member represents to the Company that the information contained in this paragraph 8 and in all other writings, if any, furnished to the Company with regard to such Member (to the extent such writings relate to its exemption from registration under the Securities Act) is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

Schedule 2.9-1

Permitted Exceptions

Schedule 2.9-2

Rent Roll

[ATTACHED]

Schedule 2.9-3

Existing Environmental Reports

Phase I Environment Assessment prepared by Property Solutions Inc. dated November 1, 2012.

Property Condition Assessment prepared by Property Solutions Inc. dated October 12, 2012

Schedule 2.9-4

Balance Sheet

[ATTACHED]

SCHEDULE 4.1

CAPITAL CONTRIBUTIONS

BR MEMBER’S CAPITAL CONTRIBUTION

$9,757,289

HOLTZMAN MEMBER’S CAPITAL CONTRIBUTION

$7,512,249

SCHEDULE 6.3(b)

Management Committee

(i)          Subject to this subsection of Schedule 6.3(b), and Section 6.8 of the Agreement, each member of the Management Committee, shall hold office until death, resignation or removal at the pleasure of the Manager and Member that appointed him or her. If a vacancy occurs on the Management Committee, the Manager with the right to appoint and remove such vacating Representative shall appoint his or her successor. A Manager shall lose its right to have its Representatives vote on any item that does not constitute a Major Decision, as of the date on which such Manager ceases to be a Manager, including by means of removal under Section 6.8, or as otherwise provided in this Agreement. If the BR Member transfers all or a portion of its membership interest to a transferee permitted by Section 11.1 of the Agreement, such transferee shall automatically, and without any further action or authorization by any Manager or Member, succeed to the rights and powers of the BR Member as may be agreed to between the BR Member which is transferring the membership interest, on the one hand, and the permitted transferee to which the membership interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that the BR Member was theretofore entitled to appoint pursuant hereto. If the Holtzman Member transfers all or a portion of its membership interest to a transferee permitted pursuant to Section 11.1, such permitted transferee shall automatically, and without any further action or authorization by any Manager or Member, succeed to the rights and powers of the Holtzman Member as may be agreed to between the Holtzman Member which is transferring the membership interest, on the one hand, and the permitted transferee to which the membership interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that the Holtzman Member was theretofore entitled to appoint pursuant hereto.

(ii)         The Management Committee shall meet at least once every quarter (unless waived by mutual agreement of the Managers) and as otherwise required. The only Representatives required to constitute a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by BR Member and one (1) Representative appointed by Holtzman Member; provided, however, that if BR Member or Holtzman Member has not appointed at least one (1) Representative to the Management Committee at the time of such meeting or a Representative of BR Member or Holtzman Member does not appear after two (2) due notices of such meeting, then a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by BR Member or Holtzman Member, as applicable.

(iii)        Each of the two (2) Representatives appointed by BR Member shall be entitled to cast two (2) votes on any matter that comes before the Management Committee and each of the Representatives appointed by Holtzman Member shall be entitled to cast one (1) vote on any matter that comes before the Management Committee. Approval by the Management Committee of any matter (other than matters which are Major Decisions or which may be made unilaterally by a Member as set forth in this Agreement) shall require the affirmative vote of at least a majority of the votes of the Representatives then in office voting at a duly held meeting of the Management Committee. Any matter disapproved by the Holtzman Member shall be subject to the Arbitration provisions of Section 7.8(d) of the Agreement, so long as express written notice of the determination to arbitrate is provided by Holtzman Member and received by the BR Member within ten (10) business days of such decision of the Management Committee. In no event, however, shall any such matter submitted for arbitration become subject to the provisions of Sections 11.6 or 11.7 of the Agreement (unless the matter otherwise becomes subject to the Deadlock provisions of Section 7.8 of the Agreement).

(iv)        Any meeting of the Management Committee may be held by conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic and/or video conference meeting held pursuant hereto shall constitute presence in person at such meeting.

(v)         Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote if (X) a consent or consents in writing, setting forth the action so taken, shall be signed by the Representatives having not less than the minimum of votes that would be necessary to authorize or take such action at a meeting at which all Representatives entitled to vote thereon were present and voted and (Y) prior written notice of such proposed action is given to all Representatives in the manner provided herein. All consents shall be filed with the minutes of the proceedings of the Management Committee.

(vi)        The initial Representatives of BR Member are James Babb and Jordan Ruddy, and the initial Representatives of Holtzman Member are Jonathan Holtzman and Jason Koehn.

SCHEDULE 7.7(c) – Subschedule 1

PROPERTY MANAGEMENT AGREEMENT

[ATTACHED]

SCHEDULE 7.7(c) – Subschedule 2

ASSET MANAGEMENT AGREEMENT

[ATTACHED]

SCHEDULE 7.7(i)(i)

2012 AND 2013 ANNUAL OPERATING BUDGET

 [ATTACHED]

SCHEDULE 7.7(i)(ii)

2012 AND 2013 ANNUAL CAPITAL BUDGET

(See Schedule 7.7(i)(i))

SCHEDULE 8.1(d)

MONTHLY REPORTS*

Monthly Reporting shall be as of the calendar month end and on an Accrual Basis.

1.	Balance Sheet, including monthly comparison and comparison to year end (if applicable).
2.	Budget Comparison (**), including month-to-date and year-to-date variances.
3.	Detailed Income Statement, including prior 12 months.
4.	Profit and loss statement compared to Budget with narrative for any large fluctuations compared to Budget.
5.	Intentionally Omitted.
6.	Account reconciliations for each balance sheet account within the trial balance.
7.	Detailed support for each account reconciliation, including but not limited to the following:
a.	Detail Accounts Payable Aging Listing: 0-30 days, 31-60 days, 61-90 days and over 90 days.
b.	Detail Accounts Receivable/Delinquency Aging Report: 0-30 days, 31-60 days, 61-90 days, over 90 days and prepayments.
c.	Fixed asset roll-forward and support (invoices and checks) for any new acquisition/additions and/or support for any disposals to fixed assets [NOTE-THIS IS AN ANNUAL REPORTING REQUIREMENT]. Purchases will be accounted for using the BR Member’s capitalization policy and Purchase Price Allocation.
8.	Security Deposit Activity
9.	Mortgage Statement
10.	Monthly Management Fee Calculation / Year To Date Expense Reconciliation
11.	Monthly Distribution Calculation
12.	Year to Date General Ledger, with description and balance detail
13.	Monthly Check Register.
14.	Market Survey, including property comparison, trends, and concessions.
15.	Rent Roll
16.	Monthly Reporting and evidence of withdrawal, if any, of the Property Enhancement Reserves, and any other operating reserve accounts and capital expense reserve accounts, including, but not limited to, any calculations evidencing shortfalls payable thereunder.
17.	Variance Report, including the following:
a.	Cap Ex Summary and Commentary
b.	Monthly Income/Expense Variance with notes
c.	Yearly Income/Expense Variance with notes
d.	Occupancy Commentary
e.	Market/Competition Commentary
f.	Rent Movement/Concessions Commentary
g.	Crime Commentary
h.	Staffing Commentary
i.	Operating Summary, with leasing and traffic reporting
j.	Other reasonable reporting, as requested (e.g. Renovation/Rehab report)

(*) Except where annual reporting is indicated.

(**) Budget Comparison shall include (i) an unaudited income and expense statement showing the results of operation of the Property for the preceding calendar month and the Fiscal Year to-date; (ii) a comparison of monthly line item actual income and expenses with the monthly line item income and expenses projected in the Budget. The balance sheet will show the cash balances for reserves and operating accounts as of the calendar month end date for such month.

SCHEDULE 11.6(b)(ii)

Appraised Value

As used herein, the term “Appraised Value” shall mean the fair market value of the Property, or such portion thereof then owned by the Company as determined by an appraisal conducted as follows:

1.          The Members shall seek to agree upon the Appraised Value of the Property for a fifteen (15) day period after the Offering Notice. If the Members are unable to reach an agreement within such period then BR Member shall designate in writing an appraiser for the purpose of establishing the Appraised Value of the Property (“Notification”). Within ten (10) days after BR Member gives the Notification, the Holtzman Member shall designate in writing a second appraiser for establishing the Appraised Value of the Property and shall give notice thereof in writing to BR Member. If the Holtzman Member shall fail to timely appoint an appraiser, the appraiser appointed by BR Member shall select the second appraiser within ten (10) days after the Holtzman Member’s failure to appoint.

2.          The two appraisers so appointed shall appoint a mutually agreed third appraiser, exercising best efforts to do so within ten (10) days following the selection of the second appraiser. If the two appraisers so appointed shall not be able to agree on the selection of a third appraiser within ten (10) days after the two initial appraisers have been appointed, then either appraiser, on behalf of both, may request such appointment by the head of the local chapter of the Appraisal Institute closest to the Property.

3.          In all instances, the appointed appraisers shall be qualified as follows: They shall be independent, shall specialize in the appraisal of real estate projects similar to the Property in the region where the Property is located, shall have no less than five years’ experience in such field and shall be recognized as ethical and reputable. No appraiser shall have any personal or financial interest as would disqualify such appraiser from exercising an independent and impartial judgment as to the value of the Property.

4.          Each of the three appraisers shall provide their proposed Appraised Value as soon as practicable but in no event later than 30 days after appointment of the third appraiser. The Appraised Value shall be determined to be equal to the average of the valuations as determined by the appraisers; provided, however, that if any appraiser’s valuation deviates by more than ten percent (10%) from the average of the valuation of the other two appraisers, the Appraised Value shall be determined by using the average of the other two appraisers’ valuations. The cost of any such appraisals shall be paid by the Company.

5.          Upon the failure, refusal or inability of any appraiser to act, a new appraiser shall be appointed as his replacement, which appointment shall be made in the same manner as provided above for the appointment of such appraiser so failing, refusing or being unable to act.

6.          In determining the Appraised Value, the appraisers shall be instructed to assume that the Property is sold in an arm’s length transaction, as though unencumbered by any financing, and without consideration of any costs, expenses, or taxes which would be incurred in connection with the sale.

7.          Each Member shall have the right to submit written information, requests, arguments, supporting data, and other relevant matters to the appraisers in writing, and each shall cause the Company to cooperate with all requests for information made by any appraiser.

8.          The fees and expenses of such appraisers shall be borne by the Company.